Exhibit 10.1
EXECUTION COPY
OMNIBUS ASSET SERVICING AGREEMENT
between
ORIENTAL BANK AND TRUST
as the Owner
and
BAYVIEW LOAN SERVICING, LLC
as the Servicer
Dated as of June 9, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Certain Defined Terms	1

ARTICLE II AGREEMENTS OF THE SERVICER		9

2.1	General	9
2.2	Collection of Asset Payments	10
2.3	General Servicing Procedures	10
2.4	Other	15
2.5	Accounting, Remittances and Owner Reporting	16
2.6	Delinquency Control	17
2.7	Foreclosure and Other Similar Realization on Collateral	17
2.8	Acquired Collateral	19
2.9	Books and Records	21
2.10	No Delinquency Advances	21
2.11	No Prepayment Interest Shortfalls or Payments for Civil Relief Act Reductions	21
2.12	Reimbursement of the Servicer	22
2.13	Licenses	22
2.14	Confidentiality/Protecting Customer Information	22
2.15	Servicing During Term of FDIC Financing	23
2.16	Operating Procedures	23

ARTICLE III AGREEMENTS OF THE OWNER		24

3.1	Transfer of Servicing	24
3.2	Documentation	24
3.3	Transfer Notices	24
3.4	Losses	25
3.5	Licenses	25
3.6	Confidentiality/Protecting Customer Information	25

ARTICLE IV COMPENSATION		26

4.1	Servicing Compensation	26

ARTICLE V TERM AND TERMINATION		26

5.1	Term	26
5.2	Termination	26
5.3	Transfer Upon Termination; Costs and Expenses	27
5.4	Reimbursement	27
5.5	Accounting	27
5.6	Survival	28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE OWNER		28

6.1	Authority	28
6.2	Authorization, Enforceability and Execution	28
6.3	No Conflict	28

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6.4	No Consent	29
6.5	No Litigation	29
6.6	Statements Made	29
6.7	The Assets	29

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE SERVICER		30

7.1	Authority	30
7.2	Authorization, Enforceability and Execution	30
7.3	No Conflict	30
7.4	No Consent	31
7.5	No Litigation	31
7.6	Statements Made	31

ARTICLE VIII INDEMNIFICATION AND LIABILITY		31

8.1	Standard of Liability; Indemnification	31
8.2	Indemnification by the Owner	32
8.3	Procedure for Indemnification	32
8.4	Limits on Servicer Obligations	33

ARTICLE IX ANNUAL REPORTING		33

9.1	Servicer Compliance Statement	33
9.2	Report on Assessment of Compliance and Attestation	33

ARTICLE X MISCELLANEOUS		34

10.1	Independence of Parties	34
10.2	Changes in Practices and Regulations	34
10.3	Assignment of Servicing	34
10.4	Prior Agreements	34
10.5	Entire Agreement	35
10.6	Invalidity	35
10.7	Effect	35
10.8	Damage Limitation	35
10.9	Applicable Law	35
10.10	Notices	35
10.11	Waivers	35
10.12	Binding Effect	36
10.13	Headings	36
10.14	Appendices, Schedules and Exhibits	36
10.15	Counterparts	36

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     This OMNIBUS ASSET SERVICING AGREEMENT is made as of June 9, 2010 by and between Oriental Bank and Trust (the “Owner”), and Bayview Loan Servicing, LLC (the “Servicer”).
RECITALS:
     WHEREAS, from time to time the Owner will acquire ownership of certain Assets (as defined herein);
     WHEREAS, the Owner desires that the Servicer perform certain servicing functions for the Owner, and the Servicer desires to perform such servicing functions, with respect to the Assets made subject to this Agreement by the mutual agreement of the Owner and the Servicer from time to time; and
     WHEREAS, different categories of Assets will require different terms for servicing and other operative terms, and the Owner and the Servicer desire to supplement this Agreement with Appendices (as defined herein) related to specific categories of Assets, as necessary and as mutually agreed to by the Owner and the Servicer from time to time.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Defined Terms.
     For purposes of this Agreement, each of the following terms shall have the meaning specified with respect thereto.
     “Acquired Collateral Account” shall have the meaning assigned thereto in Section 2.8(b) hereof.
     “Acquired Collateral” shall mean Collateral acquired by the Servicer through foreclosure, deed-in-lieu of foreclosure, other realization upon a Security Instrument, or otherwise in connection with a defaulted Loan, or as to which the servicing or management is transferred to the Servicer and made subject to this Agreement and the applicable Appendix by the written agreement of the parties, including but not limited to Mortgaged Property in the case of a Mortgage Loan.
     “Affiliate” shall mean with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Persons means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership or voting of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Agreement” shall mean this Omnibus Asset Servicing Agreement, as supplemented by the Appendices executed by the parties from time to time, and together with all schedules and exhibits hereto and thereto, as the same may be from time to time amended.
     “Ancillary Income” shall mean late fees, late charges, not sufficient funds fees, satisfaction fees, assumption and modification fees and interest on Custodial Accounts, Escrow Accounts (to the extent not required to be paid to the related Borrower pursuant to Applicable Requirements) and Acquired Collateral Accounts, and any other amounts specified in an applicable Appendix. Ancillary Income shall not include scheduled principal and/or interest payments on any Asset nor any prepayment premiums, penalties or charges or yield maintenance payments.
     “Appendix” shall mean an appendix to this Agreement containing additional terms and obligations of the parties related to one or more specific categories of Assets subject to this Agreement, as executed by the parties from time to time, and as the same may be from time to time amended.
     “Applicable Requirements” shall mean, as of the time of reference, all of the following, as applicable: (i) all Asset-related obligations of the Servicer, including without limitation those contractual obligations of the Servicer contained in this Agreement and in the Asset Documents for which the Servicer is responsible; (ii) all applicable Asset-related federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon the Servicer; (iii) generally accepted servicing customs and practices in the servicing industry for the related Asset; (iv) applicable Asset-related servicing requirements of the Federal National Mortgage Association or “Fannie Mae”, Federal Home Loan Mortgage Association or “Freddie Mac”, and the Federal Housing Administration or “FHA”; and (v) the FDIC Servicing Obligations.
     “Asset” shall mean an asset made subject to this Agreement and the applicable Appendix by the mutual written agreement of the parties, which may include, among other assets: (i) a Single Family Mortgage Loan, (ii) a Multifamily Mortgage Loan, (iii) a Commercial Mortgage Loan, (iv) a Residential Construction Loan, (v) a Commercial Construction Loan, (vi) a Reverse Mortgage Loan, (vii) a Farm Loan, (viii) Acquired Collateral, and (ix) any asset falling into such other categories of assets agreed to by the parties in writing.
     “Asset Documents” shall mean with respect to any Asset, as applicable, the related Note with applicable addenda and riders, Security Instrument with applicable addenda and riders, Assignment and any intervening related Assignments, title Insurance Policy, mortgage Insurance Policy, Collateral Insurance Policy, appraisal report, and all other documents and instruments pertaining to an Asset, to the extent in the Owner’s or the Owner’s agent’s possession, or a document custodian’s possession, and delivered to Servicer.
     “Asset Payment” shall mean the scheduled monthly principal and/or interest payment on an Asset for any month, and any other payment due from a Borrower pursuant to the Asset Documents, as such payments may have been reduced by any Deficient Valuation.

     “Asset Schedule” shall mean a listing of Assets to be made subject to this Agreement, as agreed to by the parties from time to time, and containing such information as may be agreed to by the parties. An Asset Schedule may, but is not required to be, incorporated into or attached to an Appendix.
     “Assignment” shall mean with respect to each Asset, an assignment of the Security Instrument, notice of transfer or equivalent instrument sufficient under the laws of the jurisdiction wherein the related Collateral and/or Borrower is located or domiciled (as appropriate under Applicable Requirements) to reflect of record the transfer of the Security Instrument.
     “Borrower” shall mean with respect to any Asset, the Person or Persons primarily obligated to make payments on the related Note.
     “Business Day” shall mean any day other than a Saturday, Sunday or national holiday, or a day on which banking and savings and loan institutions in the State of Florida and federally chartered depository institutions are authorized or obligated by law or executive order to be closed.
“Code” shall mean the Puerto Rico Internal Revenue Code of 1994, as amended.
     “Collateral” shall mean any and all of the collateral securing the obligations of a Borrower under a Security Instrument, including but not limited to the Mortgaged Property in the case of a Mortgage Loan.
     “Collection Period” shall mean, unless otherwise provided in the related Appendix, (a) as to any Servicer Remittance Date, the calendar month preceding the calendar month in which such Servicer Remittance Date occurs, and (b) as to the first Servicer Remittance Date hereunder, the Cut-off Date through the last Business Day of the calendar month preceding the calendar month in which the first Servicer Remittance Date occurs.
     “Commercial Construction Loan” shall mean a Loan secured by commercial real property (or by mixed residential/commercial, or single family or multifamily residential real property, including condominium developments, to the extent such Loan is made to a commercial Borrower developing such property) for the financing of the construction thereof and made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “Commercial Mortgage Loan” shall mean a Loan secured by commercial real property (or by mixed residential/commercial or multifamily residential real property, including condominium developments) and made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “Custodial Account” shall have the meaning assigned thereto in Section 2.3(e) hereof.
     “Custodial and Paying Agency Agreement” shall mean the Custodial and Paying Agency Agreement dated as of April 30, 2010 by and between the FDIC, the Owner and Citibank, N.A.

     “Cut-off Date” shall mean the cut-off date for any Asset, as set forth in the related Asset Schedule, or otherwise mutually agreed to by the parties in writing.
     “Deficient Valuation” shall mean with respect to any Asset, the dollar amount of any reduction in the principal balance owed by the related Borrower, as ordered by a court in connection with a bankruptcy proceeding with respect to the related Borrower.
     “Eligible Account” shall mean (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated at the time any amounts are held on deposit therein (a) “P-1” by Moody’s (or at least “A2” if such institution has no short-term rating from Moody’s), (b) at least “A-2” by S&P (or at least “BBB+” if such institution has no short-term rating from S&P) and (c) “F1” by Fitch (with respect to the preceding clauses (a), (b) and (c), in each case if such rating agency is a Rating Agency, and such applicable ratings from S&P, Fitch and Moody’s, the “Required Ratings”), provided, in each case, that following a downgrade, withdrawal or suspension of any such institution’s rating below any applicable Required Rating, each such account shall promptly (and in any case within not more than 30 calendar days) be moved to another institution which has the Required Ratings, or to one or more segregated trust accounts as provided in clause (ii); or (ii) a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution or trust company, which institution or company has capital and surplus of not less than $50 million, acting in its fiduciary capacity.
     “Escrow Payments” shall have the meaning assigned thereto in Section 2.3(f) of this Agreement.
     “Farm Loan” shall mean a Loan secured by real property used for agricultural purposes, or other Loan made pursuant to United States Department of Agriculture Rural Housing Services or Farm Service Agency programs as agreed to by the parties, and made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “FDIC” shall mean the Federal Deposit Insurance Corporation.
     “FDIC Agreements” shall mean, collectively, as provided to Servicer prior to the date of this Agreement, the Loss Share Agreements, the Custodial and Paying Agency Agreement, the Security Agreement dated as of April 30, 2010 by and between the FDIC and the Owner and any schedules, exhibits or other documents attached thereto.
     “FDIC Collection Account” shall have the meaning assigned thereto in Section 2.15 hereof.
     “FDIC Servicing Obligations” shall mean, solely with respect to the Assets serviced by Servicer hereunder, the Asset servicing and reporting obligations imposed on Owner pursuant to the FDIC Agreements and described in the Operating Procedures, during the period and to the extent such FDIC Agreements and obligations remain effective and applicable, provided (a) Owner gives notice to Servicer of any facts or circumstances known to it which would give rise to such obligations if Servicer would not reasonably be expected to have knowledge of such facts or circumstances, (b) references to Owner’s customary standard of care or customary practices, its knowledge, and its personnel or office locations, or other similar terms shall be deemed to refer to Servicer’s standard of care or customary practices, knowledge, and personnel or office locations, or shall be similarly construed to apply with respect to Servicer as the context may require.
     “Fitch” shall mean Fitch, Inc., or any successor thereto.
     “Insurance Policy” shall mean any hazard, title, flood or other insurance policy insuring the Asset.
     “Liquidation Proceeds” shall mean any amounts (including the proceeds of any Insurance Policy and the proceeds from the sale of any Acquired Collateral) recovered by the Servicer in connection with an Asset, whether through trustee’s sale, foreclosure sale or otherwise, other than amounts required to be paid to the Borrower pursuant to the terms of the applicable Asset Documents or otherwise pursuant to applicable law.
     “Loan” shall mean an Asset comprised of an extension of credit to a Borrower that is evidenced by a Note and may be secured by Collateral pursuant to a Security Instrument. A Loan includes a Mortgage Loan.
     “Loan Rate” shall mean the annual rate of interest borne by a Note, which is set forth in such Note.
     “Loss Share Agreement” shall mean either or both, as applicable, of the Single Family Shared Loss Agreement and the Commercial Shared-Loss Agreement, each dated as of April 30, 2010 by and between the FDIC and the Owner, as provided to Servicer prior to the date of this Agreement.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Mortgage” shall mean, with respect to any Mortgage Loan, the written instrument creating a valid lien on real property, which instrument may be in the form of a mortgage, deed of trust, deed to secure debt or other instrument creating a lien on or interest in the Mortgaged Property and any other Collateral.
     “Mortgage Loan” shall mean a Single Family Mortgage Loan, Multifamily Mortgage Loan, Commercial Mortgage Loan, Residential Construction Loan, Commercial Construction Loan, Reverse Mortgage Loan, Farm Loan (to the extent secured by real property), or any other Loan secured by interest in real property made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “Mortgaged Property” shall mean any of the fee simple interest in real property, together with improvements thereto and any fixtures, leases and other real or personal property, or interests therein, securing the related Note related to a Mortgage Loan.

     “Multifamily Mortgage Loan” shall mean a Loan secured by residential real property that includes five or more dwelling units, made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “Note” shall mean the original executed promissory note evidencing the indebtedness of a Borrower under a Loan, or if such Loan is not evidenced by a promissory note, the original executed document or other instrument primarily evidencing the indebtedness of the Borrower under such Loan, or lost note affidavit if and as permitted under Applicable Requirements.
     “Operating Procedures” shall mean the written document or documents, as mutually agreed upon by the parties after the date of this Agreement in accordance with Section 2.16, setting forth the FDIC Servicing Obligations, reporting requirements related to Owner’s obligations under the FDIC Agreements, any limits on Servicer’s authority with respect to foreclosures on Assets, litigation, and other servicing matters, and such further additional details regarding the servicing of the Assets as agreed to by the parties.
     “Out of Pocket Expenses” shall mean the direct, out-of-pocket expenditures of the Servicer reasonably incurred in connection with the servicing, administration, management, property protection, disposition, operation, full, partial or discounted liquidation, sale or enforcement proceedings, foreclosure or other realization on Collateral underlying Assets, including, but not limited to amounts paid to or on behalf of independent legal counsel (including court filing fees), independent arbitrators, independent repossession agents, appraisers, brokers, environmental consultants, property managers, tax services, receivers, and state and federal regulatory agencies incident to their audits or inquiries, required UCC searches and title searches, tax searches, structural reviews, third-party fees, tax and flood services contracts, Asset-related travel, property inspections, and the like and for arbitration filing fees, UCC and mortgage filing and release fees, charges the Servicer has paid in connection with checks from Borrowers returned for insufficient funds, and expenses not otherwise reimbursed to maintain, store, and dispose of the Collateral.
     “Owner” shall mean Oriental Bank and Trust.
     “Permitted Investments” shall mean any one or more of the following obligations or securities having at the time of purchase, or at such other time as might be specified, the required ratings, if any, provided for in this definition, as approved by Owner in writing:
     (i) direct obligations of, or guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America;
     (ii) demand and time deposits in or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that, in the case of obligations that are not fully FDIC-insured deposits, the commercial paper and/or long-term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long-term unsecured debt obligations of such holding company) have any of the top three long-term rating categories (without regard to any sub-category) that may be assigned to any security, obligation or entity by any of the Rating Agencies;
     (iii) general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving ratings of not less than the highest rating of each Rating Agency rating such obligations;
     (iv) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 30 days from the date of acquisition thereof;
     (v) mutual funds or money market funds in which investments are limited to the obligations referred to in clauses (i) through (iv) of this definition; and
     (vi) with the prior written consent of Owner, any other demand, money market or time deposit or other obligation, security or investment.
     “Person” shall mean an individual, partnership, corporation (including a statutory trust), joint stock company, limited liability company, trust, association, joint venture, governmental authority or any other entity of whatever nature.
     “Preservation Expenses” shall mean the expenditures made by the Servicer in connection with a foreclosure or other realization on Collateral, or in connection with Acquired Collateral and its management and servicing, prior to the liquidation thereof, including, without limitation, expenditures for real estate or personal property taxes and assessments (including any penalties, late fees or late charges incurred for late payment or nonpayment), payments to senior lienholders or holders of any ground lease, Insurance Policy premiums, property restoration or preservation.
     “Rating Agency” shall mean each of Fitch, Moody’s and S&P and any successors thereto.
     “Regulation AB” shall mean Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the United States Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.
     “Residential Construction Loan” shall mean a Loan secured by residential real property that includes one through four dwelling units, for the financing of the construction thereof, and made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “Reverse Mortgage Loan” shall mean a Loan that is, or is intended to be, insured by the Federal Housing Administration pursuant to FHA’s Home Equity Conversion Mortgage program, is intended for sale to Fannie Mae pursuant to Fannie Mae’s Home Keeper program, or is another reverse mortgage loan product, secured by residential real property that includes one through four dwelling units, and made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Security Instrument” shall mean, with respect to any Loan secured by any Collateral, any and all documents, agreements, filings, financing statements or other materials evidencing the Owner’s or the Servicer’s interest (as applicable) in the Collateral securing the obligations of Borrower with respect to such Loan, including but not limited to a Mortgage in the case of a Mortgage Loan.
     “Servicer” shall mean Bayview Loan Servicing, LLC or any successor or permitted assign under the terms of this Agreement.
     “Servicer Remittance Date” shall mean the 18th day of each month and if such day is not a Business Day, the next succeeding Business Day, or such other date as provided in the applicable Appendix with respect to a given category of Assets.
     “Servicing Advance” shall mean the Out of Pocket Expenses reasonably incurred by the Servicer in the performance of its servicing obligations under this Agreement, including, but not limited to, the cost of (i) the preservation, restoration and protection of any Asset or Collateral, (ii) any enforcement or administrative or judicial proceedings, including foreclosures and other realizations on Mortgages, Security Instruments, liens and other security interests in Collateral, (iii) the management (including fees in connection therewith) and liquidation of any Acquired Collateral or Assets, (iv) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Collateral or Assets, fire and hazard insurance coverage, (v) all Preservation Expenses, and (vi) other amounts designated as Servicing Advances pursuant to this Agreement or an applicable Appendix. In addition, Servicing Fees, to the extent not paid when due, shall be deemed, and shall be reimbursable as, a Servicing Advance.
     “Servicing Fees” shall have the meaning assigned thereto in Section 4.1 hereof.
     “Servicing Fee Schedule” shall mean the applicable listing of Servicing Fees with respect to any Assets, as agreed to by the parties from time to time. A Servicing Fee Schedule may, but is not required to be, incorporated into or attached to an Appendix.
     “Servicing Standard” shall have the meaning assigned thereto in Section 2.1(c) hereof.
     “Single Family Mortgage Loan” shall mean a Loan secured by residential real property that includes one through four dwelling units, made subject to this Agreement and the applicable Appendix by the written agreement of the parties.
     “Termination Date” shall mean the date for termination of this Agreement with respect to any or all Assets, that is the earliest of (i) expiration of the initial term or an extension or renewal term as provided in Section 5.1, (ii) mutual consent of the Servicer and the Owner in writing to termination or (iii) a termination in accordance with Section 5.2 hereof.
     “Transfer Date” shall mean each date on which the Servicer shall assume responsibility for performing the servicing functions and responsibilities related to an Asset as provided herein and in the applicable Appendix.
     “Termination Fee” shall mean the applicable fee associated with the termination of this Agreement with respect to any or all Assets, as set forth in the applicable Servicing Fee Schedule or Appendix.
     “UCC” shall mean the Uniform Commercial Code, as in effect in the applicable jurisdictions.
ARTICLE II
AGREEMENTS OF THE SERVICER
     2.1 General.
     (a) Appointment. Owner hereby appoints Servicer, and Servicer hereby accepts such appointment, to service and administer the Assets for Owner in accordance with the terms of this Agreement.
     (b) Authority. The Servicer shall have full power and authority, acting alone or through agents (but subject to Section 10.3), to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and the applicable Appendices, subject to the Servicing Standard, and any and all things that may otherwise be authorized by Owner in writing.
     (c) Servicing Standard. The Servicer shall service and administer the Assets on behalf of the Owner in accordance with Applicable Requirements, the terms of this Agreement, the applicable Appendices and the applicable Asset Documents without regard to:
     (i) any relationship that the Servicer or any Affiliate of the Servicer may have with the related Borrower;
     (ii) the Servicer’s obligation to make Servicing Advances; or
     (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction.
     The standard set forth in the immediately preceding sentence shall be referred to herein as the “Servicing Standard.” Owner acknowledges that the Assets include and involve a variety of types of Loans, Collateral, Acquired Collateral, payment status, payment methods and interest calculations, and the applicable Servicing Standard will vary in respect of such differences among the Assets.

     (d) Loss Share Agreement. The Servicer shall provide Owner with the information and services set forth in the related Appendices in order to facilitate Owner’s compliance with its obligations under the Loss Share Agreement(s) specified in such Appendices.
     (e) Appendices. Additional detailed procedures for the servicing of any category of Assets shall be as provided in the related Appendices. In the event of any conflict between this Agreement and an applicable Appendix, the applicable Appendix shall govern, except that Section 2.15 hereof shall govern in the event of any conflict between such section and any Appendix.
     2.2 Collection of Asset Payments.
     The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Asset Documents (other than any prepayment premiums, penalties or charges that the Servicer has waived in accordance with the Servicing Standard), and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures for all Assets that are consistent with the Servicing Standard. The Servicer may, consistent with the Servicing Standard, waive, modify or vary any non-material term of any Asset Documents (e.g., a waiver of late fees) or consent to the postponement of strict compliance with any such term or in any manner grant a non-material indulgence to any Borrower. Notwithstanding the foregoing, in the event that any Asset is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the Servicing Standard, may also waive, modify or vary any term of such Asset Documents (including, with respect to a Loan, material modifications that would change the Loan Rate, defer or forgive the payment of principal or interest or extend the final maturity date of such Loan), accept payment from the related Borrower of an amount less than the principal balance in final satisfaction of such Asset or consent to the postponement of strict compliance with any term or otherwise grant any indulgence to any Borrower.
     2.3 General Servicing Procedures.
     Until the principal and interest of each Loan and satisfaction of the Borrower’s obligations with respect to each Asset is paid in full, unless this Agreement is sooner terminated with respect to such Asset pursuant to the terms hereof, and subject to all Applicable Requirements and the Servicing Standard, the Servicer shall:
     (a) With respect to Loans requiring advances of principal to Borrowers or other Persons, disburse Loan proceeds in accordance with the requirements of the Asset Documents, and as may be provided in the applicable Appendix, provided that notwithstanding anything to the contrary in this Agreement, the Servicer shall not be required to advance its own funds for such purposes. In the event Servicer funds any such advances with its own funds, such amounts shall, in addition, be deemed to be Servicing Advances, recoverable as provided in this Agreement.
     (b) Collect applicable payments of principal, interest and, to the extent required under the Asset Documents, applicable deposits for taxes, assessments and other public charges that are generally impounded, reserve funds, fire and hazard insurance premiums, mortgage insurance premiums, flood insurance premiums and other insurance premiums, as required and as they become due.
     (c) Accept Asset Payments in accordance with the Asset Documents. Deficiencies or excesses in payments or deposits shall be accepted and applied, or accepted and unapplied.
     (d) Apply all Asset Payments and impound deposits collected from the Borrower, and maintain permanent account records capable of producing, in chronological order: the date, amount, distribution, installment due date or other transactions affecting the amounts due from or to the Borrower and indicating the latest outstanding balances of principal, impound deposits, advances, and unapplied payments.
     (e) Unless otherwise provided in the applicable Appendix, establish and maintain one or more accounts (collectively, the “Custodial Account”), entitled “Bayview Loan Servicing, LLC, as servicer for Oriental Bank and Trust, as Owner.” Each Custodial Account shall be established and maintained with Owner, or as an Eligible Account as permitted by Section 2.4(c). Subject to Section 2.15 of this Agreement, the Servicer will be required to deposit into each Custodial Account no later than the second Business Day after receipt all proceeds (except Ancillary Income and amounts to be deposited into Escrow Accounts or Acquired Collateral Accounts pursuant to this Agreement) of the related Asset received by the Servicer and to remit such proceeds to the Owner not later than the Servicer Remittance Date. Funds in each Custodial Account may be invested only in Permitted Investments in accordance with the provisions set forth in Section 2.3(h) hereof. The Servicer shall, from time to time, make withdrawals from each Custodial Account for any of the following purposes: (i) to remit to the Owner in the amounts and in the manner set forth in Section 2.5(a) and (b); (ii) to fund disbursements of principal to the Borrowers or other Persons with respect to Residential Construction Loans, Commercial Construction Loans, Reverse Mortgage Loans, and other Assets providing for disbursements of principal; (iii) to pay the Servicer any unpaid Servicing Fees and to reimburse the Servicer for any unreimbursed Servicing Advances from the general funds in the Custodial Account; (iv) to reimburse the Servicer for any expenses incurred by the Servicer in the performance of its obligations under this Agreement from the general funds in the Custodial Account; (v) to pay to the Servicer as servicing compensation (in addition to the Servicing Fees) on the Servicer Remittance Date any interest or investment income earned on funds deposited in the Custodial Account; (vi) to reimburse the Servicer for any penalty, late fee or late charge incurred by the Servicer for the late payment or nonpayment of any property taxes and assessments by any prior servicer of any Asset; (vii) to withdraw any amounts deposited to the Custodial Account in error; and (viii) following the Termination Date with respect to the related Assets, to clear and terminate the Custodial Account. Notwithstanding anything to the contrary in this Agreement, the Servicer is not obligated to deposit Ancillary Income into the Custodial Account, although it may do so for ease of operations, and to the extent the Servicer does deposit such amounts into the Custodial Account, the Servicer shall be permitted to withdraw such amounts at any time in its sole discretion. In addition, the Servicer may withdraw amounts from a Custodial Account to make distributions in accordance with the terms of a cash management agreement or similar agreement in respect of any Asset serviced hereunder.
     (f) Unless otherwise provided in the applicable Appendix, establish and maintain one or more accounts (the “Escrow Accounts”, in the form of time deposit or demand accounts, titled,

“Bayview Loan Servicing, LLC, as servicer for Oriental Bank and Trust, as Owner, and various Borrowers”) into which (x) all collections from the Borrowers for the payment of taxes, assessments and other public charges that are generally impounded, reserve funds, fire and hazard insurance premiums, mortgage insurance premiums, flood insurance premiums and other insurance premiums and comparable items for the account of the Borrowers (“Escrow Payments”) and (y) all amounts representing proceeds of any hazard or other Insurance Policies which are to be applied to the restoration or repair of any Collateral shall be deposited and retained. The Escrow Accounts shall be established and maintained with Owner, or as Eligible Accounts as permitted by Section 2.4(c). The Servicer shall deposit in the Escrow Accounts, no later than the second Business Day after receipt, and retain therein, all Escrow Payments collected on account of the Assets, for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect timely payment of taxes, assessments, hazard insurance premiums, and comparable items for each Asset; (ii) reimburse the Servicer out of related collections for any Servicing Advances made pursuant to Section 2.3(j) (with respect to taxes and assessments) and Section 2.3(k) (with respect to hazard insurance) with respect to each Asset; (iii) refund to the Borrowers any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to the Borrowers on balances in the Escrow Account; (v) to withdraw any amount deposited in the Escrow Accounts in error; or (vi) clear and terminate the Escrow Account at the termination of the Servicer’s obligations and responsibilities in respect of the related Assets under this Agreement; (vii) for application to restoration or repair of the Collateral; and (viii) for transfer to the Custodial Account and application to reduce the principal balance of the Assets in accordance with the terms of the related Note and other Asset Documents. As part of its servicing duties, the Servicer shall pay to the Borrowers interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. As applicable, the Servicer will determine the amount of deposits to be made by the Borrowers and will furnish to each Borrower, at least once a year, an analysis of the escrow/impound account, to the extent required by Applicable Requirements.
     (g) Be responsible for monitoring and reconciling the Custodial Accounts and Escrow Accounts in accordance with Applicable Requirements. The Servicer shall attempt to promptly resolve any discrepancies and shall be responsible for all expenses and consequences for failure to reconcile and resolve such discrepancies.
     (h) Direct, in its discretion, any depository institution maintaining the Custodial Accounts to invest the funds in one or more Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in a Custodial Account shall be made in the name of the Servicer as nominee of the Owner. The Servicer shall deposit in the Custodial Account, from its own funds, the amount of any loss incurred in respect of any such Permitted Investment made with funds in such account immediately upon realization of any loss and such deposit shall not be deemed to be a Servicing Advance.
     (i) Maintain accurate records reflecting the status of taxes, ground rents and other recurring charges generally accepted by the servicing industry for the related Asset, which would become a lien on any Collateral. For all Assets providing for the payment to and collection by the Servicer of impound deposits for taxes, ground rents or such other recurring charges, the Servicer shall remit payments for such charges before the later of (i) any penalty date and (ii) 30 days after the applicable Transfer Date.
     (j) In accordance with the standards of the preceding Section 2.3(i), advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments with respect to any Collateral, which Servicing Advances shall be reimbursable in the first instance from related collections from the Borrowers. Servicing Advances incurred by the Servicer in connection with the servicing of the Assets (including any penalties in connection with the payment of any taxes and assessments or other charges) on any Collateral shall be recoverable by the Servicer to the extent described herein.
     (k) Use its reasonable efforts in accordance with the Servicing Standard to cause the related Borrower to maintain for each Asset (other than any Acquired Collateral), to the extent applicable, and if the Borrower does not so maintain, shall itself maintain to the extent the Owner as holder has an insurable interest, insurance with coverage on the related Collateral in a commercially reasonable amount, to the extent provided in the applicable Appendix. The Servicer shall maintain such insurance from an insurer with coverage on Collateral in a commercially reasonable amount. The Servicer shall require that all Insurance Policies required hereunder shall name the Servicer and its successors and assigns as the holder, as loss payee.
     (l) Subject to Section 2.15 hereof, deposit into the related Custodial Account any amounts collected by the Servicer under any Insurance Policies (other than amounts to be applied to the restoration and repair of the related Collateral or amounts to be released to the Borrower in accordance with the terms of the related Asset Documents, or amounts typically deposited into Escrow Accounts). It is understood and agreed that no earthquake or other additional insurance is to be required of any Borrower or to be maintained by the Servicer other than pursuant to the terms of the related Asset Documents and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If any Mortgaged Property is located in a federally designated special flood hazard area, the Servicer will use its reasonable efforts in accordance with the Servicing Standard to cause the related Borrower to maintain or will itself obtain flood insurance in respect thereof. If any Acquired Collateral is comprised of improved real property is located in a federally designated special flood hazard area, the Servicer will obtain flood insurance in respect thereof. Costs of the Servicer of maintaining insurance policies shall be paid by the Servicer as a Servicing Advance and shall be reimbursable to the Servicer. The Servicer agrees to prepare and present, on behalf of itself and the Owner, claims under each related insurance policy in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder.
     (m) Except as may otherwise be provided in the applicable Appendix, unless the Servicer is required to exercise its rights under a “due on sale clause” pursuant to the last paragraph of this Section 2.3(m), Servicer shall approve the sale, assignment or other transfer of any Collateral, if the current Borrower makes a request therefor, provided that the Servicer shall have received sixty (60) days’ prior written notice of the proposed transfer, no event of default under the related Asset Documents shall have occurred and be continuing, and the following additional criteria are satisfied:

     (i) the current Borrower shall pay any and all fees and out-of-pocket costs incurred in connection with the transfer of the Collateral (including without limitation counsel and notary fees and disbursements and all recording fees, insurance premiums intangible and other taxes, and with respect to Mortgaged Property, any applicable title insurance premiums and mortgage and transfer taxes);
     (ii) if applicable, the proposed transferee or its principals shall have demonstrated expertise in owning and operating properties similar in location, size and operation to the Collateral, which expertise shall be determined by the Servicer, in the Servicer’s sole discretion;
     (iii) the proposed transferee and its principals shall, as of the date of such transfer, have an aggregate net worth and liquidity acceptable to the Servicer, in the Servicer’s sole discretion;
     (iv) the proposed transferee shall assume all of the obligations of the current Borrower under the related Asset Documents in all respects, including without limitation by entering into an assumption agreement in form and substance satisfactory to the Servicer (in the Servicer’s sole discretion) and, if applicable, shall execute in favor of the Owner a guaranty and an affidavit and indemnity of borrower and guarantor regarding hazardous and toxic materials in the case of Mortgage Loans;
     (v) no event of default under the related Asset Documents, or other event which, with the giving of notice, passage of time or both would constitute an event of default under the related Asset Documents, shall otherwise occur as a result of such transfer, and the proposed transferee and its principals shall deliver (A) all organization documentation requested by the Servicer, which shall be satisfactory to the Servicer (in the Servicer’s sole discretion) and (B) all certificates, agreements and covenants required by the Servicer; and
     (vi) with respect to Mortgage Loans, the current Borrower shall deliver, at its sole cost and expense, an endorsement to the existing title policy insuring the Security Instrument, as modified by the assumption agreement, as a valid first lien on the Mortgaged Property and naming the proposed transferee as owner of the Mortgaged Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Mortgaged Property shall not be subject to any additional exceptions or liens other than those contained in the title policy issued in conjunction with the related Asset Documents.
     When any Collateral has been or is about to be conveyed by the Borrower, to the extent it has knowledge of such conveyance or prospective conveyance, Servicer shall exercise its rights to accelerate the maturity of the related Asset under any “due-on-sale” clause contained in the related Security Instrument or Note; provided, however, that the Servicer shall not exercise any such right if either (i) the “due-on-sale” clause, in the reasonable belief of the Servicer, is not enforceable under applicable law, or (ii) the Servicer determines that such enforcement would not be in the best economic interest of the Owner. In such event, the Servicer shall make reasonable efforts to enter into an assumption and modification agreement with the Person to whom such Collateral has been or is about to be conveyed, pursuant to which such Person becomes liable under the Note and, unless prohibited by applicable law or the Security Instrument, the Borrower remains liable thereon. If the foregoing is not permitted under applicable law, the Servicer is authorized to enter into a substitution of liability agreement with such Person, pursuant to which the original Borrower is released from liability and such Person is substituted as the Borrower and becomes liable under the Note. In connection with any such assumption or substitution agreement, the Asset Payments on the related Loan shall not be changed but shall remain as in effect immediately prior to the assumption or substitution, the stated maturity or outstanding principal amount of such Loan shall not be changed nor shall any required Asset Payments of principal or interest be deferred or forgiven. Any reasonable fee collected by the Servicer for consenting to any such conveyance or entering into an assumption or substitution agreement shall be retained by or paid to the Servicer as Ancillary Income.
     (n) With respect to a Loan that contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms (i) provides that such Loan becomes due and payable (or may become due and payable at the lender’s option) upon the creation of any lien or other encumbrance on the related Collateral, or (ii) requires the consent of the related lender to the creation of any such lien or other encumbrance on the related Collateral, then for so long as such Loan is owned by the Owner, and to the extent it has knowledge of such lien or other encumbrance, the Servicer, on behalf of the Owner, will be requested to exercise (or decline to exercise) any right it may have as the lender of record with respect to such Loan to (x) accelerate the payments thereon, or (y) withhold its consent to the creation of any such lien or other encumbrance, in a manner consistent with the Servicing Standard.
     (o) Monitor all UCC financing statements and certificates of title, and file all UCC continuation statements as necessary to avoid a lapse in continuation of a security interest in any Collateral constituting personal property.
     2.4 Other.
     (a) The Owner hereby authorizes the Servicer, at the Servicer’s option, to bring or defend any claim, action, arbitration, litigation or other similar proceeding, in the name of the Owner, to effectuate the servicing of the Assets. Without limiting the preceding sentence, the Servicer may also assert claims or defend against claims involving the insurance coverage with respect to the Assets. To the extent that the Servicer incurs any fees, costs, liabilities, judgments, attorney’s fees in connection with the circumstances described in this Section 2.4(a), the Servicer shall be entitled to be reimbursed for these items as Servicing Advances.
     (b) The Owner shall execute powers of attorney to the Servicer and furnish it with any other documents as the Servicer shall reasonably request to enable the Servicer to carry out its servicing and administrative duties hereunder. The Owner shall execute any documentation furnished to it by the Servicer for recordation by the Servicer in the appropriate jurisdictions, as shall be necessary to effectuate the foregoing.
     (c) Subject to Section 2.15, if Owner (i) enters or is placed into receivership or participates in or otherwise becomes subject to any similar insolvency proceeding, (ii) ceases to continue as a going concern, or (iii) ceases to offer deposit accounts, the Servicer may transfer the funds and investments in the Custodial Accounts and any Escrow Accounts, or in any other accounts required to be held at Owner pursuant to this Agreement or any Appendix, to Eligible Accounts in any other depository.
     2.5 Accounting, Remittances and Owner Reporting.
     Unless otherwise provided in the applicable Appendix or the FDIC Servicing Obligations, and subject to Section 2.15 hereof, the Servicer shall:
     (a) On each Servicer Remittance Date, remit by wire or ACH transfer of immediately available funds to the Owner all amounts deposited in the related Custodial Account relating to the related Assets as of the close of business on the final Business Day of the related Collection Period, net of charges against and withdrawals from the Custodial Account permitted pursuant to this Agreement.
     (b) The Servicer shall remit the amounts described in this Section 2.5 by wire or ACH transfer of immediately available funds to the account designated by the Owner.
     (c) Upon payment of a Loan in full and receipt from the Owner or its agent of any documents or information necessary to effect such release, have prepared and file any necessary release or satisfaction documents, continue servicing of the Asset pending final settlement, and refund any of the Borrower deposits.
     (d) Make applicable Loan Rate adjustments in compliance with the related Asset Documents, Applicable Requirements and the Servicing Standard. The Servicer shall execute and deliver all appropriate notices required by the related Asset Documents, Applicable Requirements and the Servicing Standard of applicable information regarding such interest rate adjustment, and methods of implementation of such interest rate adjustments and of all prepayments of any Asset hereunder by the Borrower.
     (e) Furnish reports in the format provided in Exhibit A hereto on or before the fifth (5th) Business Day of each calendar month, with respect to the preceding Collection Period, and such other reports (or copies of reports) in the format and on the dates set forth in the related Appendices or in the Operating Procedures, once adopted, or as otherwise mutually agreed by the parties during the period during which the Operating Procedures have not yet been adopted.
     (f) Perform such other customary duties and execute such other documents in connection with its duties hereunder as the Owner from time to time reasonably may require subject to the provisions of Section 2.5(g) hereof.
     (g) In the event the Owner or the FDIC requests the Servicer to provide special reports or data files or render other related services to the Owner or any third party in addition to those set forth in this Agreement as of the date of this Agreement or the Operating Procedures as of the date of the agreement of the parties thereto, the Servicer shall use commercially reasonable efforts to promptly provide said reports, data files, or related services subject to the payment of additional separate fees or charges reasonably reflecting the additional costs and expense to Servicer, to be determined in advance and agreed to in writing by the Owner and the Servicer. The Servicer cost of such reports, data files or related services including related delivery costs, in accordance with the negotiated fee schedule, shall thereupon be a part of the Servicing Fees hereunder.
     (h) Servicer shall provide Owner advance notice with respect to any single Servicing Advance (other than a Servicing Advance made pursuant to Section 2.3(j) for taxes or Section 2.3(k) for insurance) that exceeds $10,000, and provide Owner five (5) Business Days to provide notice of its objection to the Servicing Advance. Owner shall provide notice of its agreement or objection to such Servicing Advance as soon as practicable, and if its does not provide notice of an objection within five (5) Business Days of delivery of Servicer’s notice of such Servicing Advance, it shall be deemed to have agreed to such Servicing Advance. Servicer shall not make any Servicing Advance to which Owner objects in accordance with this Section unless Servicer is required by Applicable Requirements to make such Servicing Advance. Notwithstanding the provisions of Section 10.10 of this Agreement, to the extent provided in an applicable Appendix or otherwise agreed by the parties, the notices required pursuant to this Section may be delivered via electronic mail, facsimile transmission or other means, and shall be delivered to specific individuals with authority over such matters.
     2.6 Delinquency Control.
     The Servicer shall in accordance with the Servicing Standard:
     (a) Be responsible for protecting the Owner’s interest in the Assets by dealing effectively with the Borrowers who are delinquent or in default. The Servicer’s delinquent Asset servicing program shall include an adequate accounting system which will immediately and positively indicate the existence of delinquent Assets, a procedure that provides for sending delinquent notices, and assessing late charges, and a procedure for the individual analysis of distressed or chronically delinquent Assets;
     (b) Maintain a collection department and an on-line automated collection system that substantially complies with the Servicer’s collection guidelines, as applicable; and
     (c) Provide the Owner with a month-end collection and delinquency report identifying any delinquent Assets, and from time to time as the need may arise, provide the Owner with Asset service reports relating to any items of information which the Servicer is otherwise required to provide hereunder, or detailing any matters the Servicer believes should be brought to the special attention of the Owner.
     2.7 Foreclosure and Other Similar Realization on Collateral.
     (a) The Servicer shall use its best efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of Collateral securing such of the Assets (if any) as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments or for other disposition of such Assets. To the extent the Acquired Collateral was subject to the UCC, Servicer may exercise all of Owner’s rights and remedies as a secured creditor under the UCC, and under the Asset Documents, including selling the interests of the Borrower in the Collateral at public or private sale, in the entirety or in separate parts, as the Servicer may determine. The Servicer shall be initially responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Servicer. The foregoing is subject to the provision that, in any case in which Collateral shall have suffered damage that is not covered by a hazard Insurance Policy or other Insurance Policy, the Servicer shall not be required to expend its own funds toward the restoration of such Collateral unless it shall determine in its discretion that such restoration will increase the net Liquidation Proceeds for the related Asset after reimbursement to itself for such expenses and that such expenses will be recoverable to it through Liquidation Proceeds or otherwise.
     (b) As an alternative to foreclosure or comparable conversion of the ownership of Collateral, subject to the terms of any applicable Loss Share Agreement, the Servicer may sell a defaulted Asset if the Servicer determines that such a sale is likely to increase the amount of Liquidation Proceeds, and any such sale of a defaulted Asset by the Servicer shall be effected in a manner expected, in the reasonable judgment of the Servicer, to maximize Liquidation Proceeds. Notwithstanding the forgoing, the Servicer has no duty to pursue Asset sales as part of its loss mitigation procedures.
     (c) Notwithstanding the foregoing provisions of this Section 2.7 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall neither obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, nor otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person that regularly conducts environmental audits in accordance with customary industry standards, that:
     (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Owner to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and
     (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Owner to take such actions with respect to the affected Mortgaged Property.
     (d) With respect to each Mortgage Loan, the Servicer shall make the determination described above on the basis of a report prepared by a Person that regularly conducts environmental audits in accordance with customary industry standards, without regard to whether the Servicer has received notice or has actual knowledge of the presence of any toxic or hazardous substances on the related Mortgaged Property.

     (e) The cost of the environmental audit report contemplated by this Section 2.7 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor as a Servicing Advance.
     (f) If the Servicer determines, as described above, that it is in the best economic interest of the Owner to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of the Owner; provided, however, that Servicer shall not take any such action without Owner’s prior written consent if the aggregate cost thereof would exceed Ten Thousand Dollars ($10,000). The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor as a Servicing Advance.
     (g) Notwithstanding the foregoing provisions of this Section or any other provision of this Agreement, the Servicer shall not foreclose upon or otherwise comparably convert the ownership of Collateral securing an Asset if in the reasonable judgment of the Servicer it would not be in the best economic interests of the Owner to do so. In such event, the Servicer will not be required to make any further Servicing Advances in connection with the Asset.
     2.8 Acquired Collateral.
     Except to the extent that the Applicable Requirements or any applicable Appendices provide otherwise, the following provisions shall apply to the management and disposition of Acquired Collateral:
     (a) The deed, title, or certificate or bill of sale to any Acquired Collateral shall be taken in the name of the Owner or an entity designated by Owner.
     (b) Subject to Section 2.15 hereof, the Servicer shall segregate and hold all funds collected and received in connection with the operation of any Acquired Collateral separate and apart from its own funds and general assets and shall establish and maintain with respect to Acquired Collateral an account held in trust for the Owner (the “Acquired Collateral Account”), which shall be an Eligible Account. The Servicer shall be permitted to allow the Custodial Account to serve as the Acquired Collateral Account, subject to separate ledgers for each Acquired Collateral. The Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the Acquired Collateral Account.
     (c) The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any Acquired Collateral as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period as the Servicer deems to be in the best interests of the Owner. Subject to Section 2.15 hereof, in connection therewith, the Servicer shall deposit, or cause to be deposited, in the Acquired Collateral Account all revenues received by it with respect to an Acquired Collateral and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such Acquired Collateral including, without limitation: (i) all insurance premiums due and payable in respect of such Acquired Collateral; (ii) all taxes and assessments in respect of such Acquired Collateral that may result in the imposition of a lien thereon; and (iii) all costs and expenses necessary to maintain such Acquired Collateral. To the extent that amounts on deposit in the Acquired Collateral Account with respect to an Acquired Collateral are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such Acquired Collateral, the Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Servicer would make such advances if the Servicer owned the Acquired Collateral.
     (d) Upon request by the Owner or in the Servicer’s discretion, with respect to any Acquired Collateral, the Servicer shall obtain estimations of the value of the Acquired Collateral from parties selected by the Servicer, which may be broker price opinions if the Acquired Collateral is real property, and shall solicit, in a commercially reasonable manner, bids for the purchase of such Acquired Collateral.
     (e) Each disposition of Acquired Collateral shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer reasonably determines to be in the best interest of the Owner and provided the sales price and the related terms and conditions are results of arm’s-length negotiation. To the extent the Acquired Collateral was subject to the UCC, Servicer may exercise all of Owner’s rights and remedies as a secured creditor under the UCC, and under the Asset Documents, including selling the Acquired Collateral at public or private sale, in the entirety or in separate parts, as the Servicer may determine. The proceeds of sale of the Acquired Collateral shall be promptly deposited in the Acquired Collateral Account. As soon as practical thereafter the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to this Section, and on the Servicer Remittance Date immediately following the date on which such sale proceeds are received, the net cash proceeds of such sale remaining in the Acquired Collateral Account shall be distributed to the Owner.
     (f) Subject to Section 2.15 hereof, in addition to the withdrawals from the Custodial Account permitted under Section 2.3(e), the Servicer may from time to time make withdrawals from the Acquired Collateral Account for any Acquired Collateral to reimburse itself for unreimbursed Servicing Advances made in respect of such Acquired Collateral or the related Loan. On the Servicer Remittance Date, the Servicer shall withdraw from each Acquired Collateral Account maintained by it and remit to the Owner the income from the related Acquired Collateral received during the prior calendar month, net of any withdrawals made pursuant hereto.
     (g) The Servicer shall file required information returns (or extensions, if necessary), if any, with respect to the receipt of interest received in a trade or business, reports of foreclosures and abandonments of any Collateral and cancellation of indebtedness income with respect to any Collateral as required by the Code, to the extent set forth in the applicable Appendix. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code and a copy thereof shall be sent to the Owner promptly after the filing thereof.

     2.9 Books and Records.
     (a) Upon written request of the Owner or of the FDIC, the Servicer shall give Owner or its authorized representative opportunity upon notice at any time during its normal business hours to examine the Servicer’s books and records and operating procedures, at Owner’s or such representative’s expense. Within ninety (90) days after the end of the Servicer’s fiscal year, the Servicer, at its expense, shall cause a nationally recognized certified public accountant selected and employed by it to provide the Owner with an audited statement of the Servicer’s financial condition as of the close of its fiscal year. On or before sixty (60) days following the end of the calendar year, the Servicer, at its expense, shall provide the Owner with an independent auditor’s Type II report prepared in accordance with Statement on Auditing Standards (SAS) No. 70, Service Organizations, covering the just ended calendar year. If Owner reasonably determines that such Type II report would be insufficient, or would be provided too late, to meet Owner’s audit requirements, Servicer shall give Owner and its auditors, upon notice at any time during its normal business hours, access to Servicer’s books, records, facilities and personnel to conduct any required audit to meet such internal audit requirements, at Owner’s or such auditor’s expense.
     (b) The Servicer shall make its servicing personnel available during regular business hours to respond to reasonable inquiries from the Owner. Any additional requests for loan audit or confirmations to be performed by the Servicer’s or Owner’s audit firm on the Assets shall be at the sole expense of the requesting party. The Servicer will keep records in accordance with the Applicable Requirements and industry standards pertaining to each Asset, and such records shall be the property of the Owner and upon termination of this Agreement shall be delivered to the Owner or a successor servicer, at Owner’s written request, at the Owner’s or Servicer’s expense as provided in Section 5.3 hereof.
     (c) The Servicer shall provide to the Owner, and the supervisory agents and examiners of the Owner (which, in the case of supervisory agents and examiners, may be required by applicable state and federal regulations), (i) access to the Asset Documents, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer, or (ii) at Owner’s request, copies of the Asset Documents, such copies being delivered to the supervisory agents and examiners of the Owner at Owner’s cost.
     2.10 No Delinquency Advances.
     The Servicer shall not be obligated to make any advances for principal or interest payments in respect of any Asset.
     2.11 No Prepayment Interest Shortfalls or Payments for Civil Relief Act Reductions.
     (a) The Servicer shall not be obligated to make any payments with respect to prepayment interest shortfalls with respect to any Asset.
     (b) The Servicer shall not be obligated to make any payments with respect to amounts by which interest collectible on a Loan is less than the interest that would normally be accrued on a Loan at the Loan Rate as a result of application of the Servicemembers Civil Relief Act, as such may be amended from time to time, and similar state and local laws and regulations.

     2.12 Reimbursement of the Servicer.
     In the event the Servicer is entitled to reimbursement for any Servicing Advances, disbursements of principal under a Loan, or other expenses incurred under this Agreement (including penalties, late fees or late charges incurred by the Servicer), any such request for reimbursement shall be reasonably documented by the Servicer in accordance with the Servicing Standard. In the event that amounts on deposit in the Custodial Account are insufficient to pay or reimburse the Servicer (including in the event that no Custodial Account or funds in such a Custodial Account are maintained, in accordance with Section 2.15 hereof) for (i) Servicing Advances, (ii) Servicing Fees, (iii) disbursements of principal under Loans, (iv) expenses incurred by the Servicer in the performance of its obligations under this Agreement, (v) penalties, late fees or late charges incurred by the Servicer, provided Servicer has performed the related servicing in accordance with the Servicing Standard, (vi) recovery of any amounts transferred to the FDIC Collection Account in error, (vii) an amount equal to all Ancillary Income transferred into the FDIC Collection Account, (viii) amounts described in Section 2.5(g), (ix) funds necessary for the proper operation, management and maintenance of Acquired Collateral, as more fully provided in Section 2.8(c), and expenses from the sale of Acquired Collateral in accordance with Section 2.8(e), (x) expenses and costs incurred and reimbursable in accordance with Section 8.1 hereof, or (xi) any other costs, expenses or amounts Owner has agreed to be liable for hereunder, the Servicer shall be entitled to reimbursement from the Owner by providing the Owner with an invoice (and supporting documentation required in accordance with the previous sentence) on the related Servicer Remittance Date, or on any date on which the aggregate total of such amounts outstanding and payable or reimbursable to Servicer exceed $300,000 (provided that such invoices shall not be provided any more frequent than weekly), and the Owner shall make good faith efforts to reimburse Servicer in full as soon as possible, but in no event later than ten (10) Business Days thereafter.
     2.13 Licenses.
     The Servicer shall maintain at all times during the term of this Agreement, without suspension or revocation, all material licenses and approvals required by applicable regulatory agencies and governmental authorities, including all material licenses and approvals necessary in each state or jurisdiction, including, but not limited to the Commonwealth of Puerto Rico (“Puerto Rico”), where Assets, Collateral and Borrowers are located if the laws of such state or jurisdiction require licensing or qualification in order to conduct the business of the Servicer with respect to the Assets, Collateral and Borrowers, including as contemplated in this Agreement, and in any event the Servicer shall remain in compliance with the laws of any such state or jurisdiction to the extent necessary to ensure the enforceability of the Assets.
     2.14 Confidentiality/Protecting Customer Information.
     The Servicer agrees that it shall comply in all material respects with the Owner’s standard and customary “Politica de Manejo de la Información” applicable to the internal practices of Owner, as provided to Servicer in writing prior to the date of this Agreement, as Owner may subsequently update or amend such documents in writing from time to time (with reasonable advance written notice to Servicer, not less than 30 days, and provided that if such updates or amendments would result in the imposition of material additional costs or expenses to Servicer, the parties shall in good faith negotiate an increase in Servicing Fees to reflect such costs or expenses upon Servicer’s request), and with all applicable laws and regulations regarding the privacy or security of all nonpublic personal information concerning Borrowers (“Customer Information”) and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 and complying with the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules promulgated thereunder. The Servicer shall not use Customer Information for any purpose other than as reasonably necessary to fulfill its duties and obligations under this Agreement, and shall not disclose, copy, sell, transfer, publish, display, or otherwise make any Customer Information available to any third party without the prior written consent of Owner.
     2.15 Servicing During Term of FDIC Financing.
     Owner shall immediately notify Servicer in writing of the termination of the arrangements contemplated in the Custodial and Paying Agency Agreement or the Collection Account as defined therein (“FDIC Collection Account”), or any facts or circumstances, including but not limited to notice from other parties to the FDIC Agreements, which could, with notice or the passage of time or both, lead to such a termination. Notwithstanding anything to the contrary in this Agreement or any Appendix, unless and until Owner provides Servicer with such notice, or Servicer otherwise has actual knowledge of such termination, the following provisions shall apply with respect to the related Assets:
     (a) The Servicer will provide its services in accordance with the terms of this Agreement, except that the Servicer shall have none of the obligations provided in Section 2.3(e) (other than in the first two sentences thereof), the first sentence of Section 2.3(l), Sections 2.5(a) and (b), Section 2.8(b), the second sentence of 2.8(c), Section 2.8(f), or the second and fourth sentences of Section 4.1.
     (b) Servicer shall deposit into the Custodial Account all amounts received by it which are required to be deposited into the FDIC Collection Account in accordance with the Custodial and Paying Agency Agreement, by no later than 9:00 a.m. Eastern Standard Time the second Business Day after receipt, and shall provide Owner with the access and authority necessary to directly debit the Custodial Account for the transfer of such amounts to the FDIC Collection Account.
     (c) Servicer shall not be responsible for establishment, maintenance, monitoring or reconciling of the FDIC Collection Account, investment of any funds therein, or any remittances or other withdrawals therefrom, or any other obligations under the FDIC Agreements not included in the FDIC Servicing Obligations.
     2.16 Operating Procedures.
     Owner and Servicer shall use their reasonable, good faith efforts to develop and finalize the Operating Procedures within 60 days after execution of this Agreement, provided each acknowledges and agrees that the finalization of the Operating Procedures is not a precondition to the transfer or servicing of any Assets. In the event of a conflict between the Operating Procedures and the provision of this Agreement or any Appendix, this Agreement or the Appendix, as applicable, shall control.
ARTICLE III
AGREEMENTS OF THE OWNER
     3.1 Transfer of Servicing.
     On or prior to the applicable Transfer Date, the Owner shall take or cause to be taken such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Assets to the Servicer in accordance with applicable law and Applicable Requirements, including any transfer instructions prescribed in any applicable Appendix, at its sole cost and expense. Subject to the foregoing, Servicer shall use commercially reasonable efforts to assist Owner in transferring the servicing of the related Assets to Servicer.
     3.2 Documentation.
     At its sole cost and expense, on or prior to the related Transfer Date, the Owner shall provide the Servicer with:
     (a) All Asset Documents or records in its possession, other than Asset Documents delivered to a custodian, with respect to which Owner shall ensure that Servicer can obtain such Asset Documents directly from such custodian at all times during the term of this Agreement; and
     (b) Sufficient data and documentation for each Asset to enable the Servicer to place and continue to service the Asset on its computer system.
     3.3 Transfer Notices.
     The Owner and the Servicer shall cooperatively (other than to the extent either party individually is subject to related requirements pursuant to applicable law, in which case such party shall), in accordance with Applicable Requirements:
     (a) Provide or cause to be provided any notices to Borrowers of the transactions contemplated herein as required by applicable law and Applicable Requirements. The parties shall cooperate to accomplish such notification in a timely and efficient manner as will best facilitate the assumption by the Servicer of the servicing responsibilities.
     (b) Notify, or cause to be notified, as applicable, all insurers, by overnight or registered mail, that all insurance premium billings related to the Assets must be sent to the Servicer. Additionally, the Owner shall, prior to the Transfer Date, obtain or cause to be obtained the written consent of any insurers that have the contractual right to approve the assumption of the servicing responsibilities by the Servicer.

     (c) Notify, or cause to be notified, as applicable, taxing authorities of the assumption of the servicing responsibilities by the Servicer and include instructions to deliver all notices and tax bills to the Servicer or the applicable tax service provider, as the case may be, from and after the Transfer Date.
     (d) Notify, or cause to be notified, as applicable, all attorneys who, on the Transfer Date, are providing legal services to or on behalf of the Owner or with respect to the Assets in connection with pending litigation, including but not limited to foreclosure litigation, involving one or more of the Assets, of the transfer of the servicing rights and obligations with respect to the Assets to the Servicer.
     3.4 Losses.
     Subject to the indemnification obligations provided under Article VIII hereof, the Owner shall remain responsible, as between the Owner and the Servicer, for losses related to the Owner’s investment in the Assets. Anything herein contained in this Agreement to the contrary notwithstanding, the representations, warranties and covenants of the Servicer contained in this Agreement shall not be construed as a warranty or guarantee by the Servicer as to future payments by any Borrower.
     3.5 Licenses.
     The Owner shall maintain at all times during the term of this Agreement, without suspension or revocation, all material licenses and approvals required by applicable regulatory agencies and governmental authorities, including all material licenses and approvals necessary in each state or jurisdiction, including, but not limited to Puerto Rico, where Assets, Collateral and Borrowers are located if the laws of such state or jurisdiction require licensing or qualification in order to conduct business of the Owner with respect to the Assets, Collateral and Borrowers, including as contemplated in this Agreement, and in any event the Owner shall remain in compliance with the laws of any such state or jurisdiction to the extent necessary to ensure the enforceability of the Assets.
     3.6 Confidentiality/Protecting Customer Information.
     The Owner agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of any Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 and complying with the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules promulgated thereunder.

ARTICLE IV
COMPENSATION
     4.1 Servicing Compensation.
     The Owner shall pay the Servicer on each the Servicer Remittance Date or such other date(s) as provided in the applicable Appendix or as otherwise agreed to by the parties in writing, servicing fees (the “Servicing Fees”) as set forth in the applicable Servicing Fee Schedule, without withholding, retention or gross-up. Subject to Section 2.15 hereof, the Servicer, at its sole option, may net the Servicing Fees (or a portion thereof) and any Ancillary Income that has been deposited in the Custodial Account (or portion thereof) from the amounts on deposit in the Custodial Account and the Owner hereby approves of such action. The Servicer shall also be entitled to any and all Ancillary Income as additional compensation for the services provided hereunder. Subject to Section 2.15 hereof, the Owner hereby authorizes the Servicer, to deduct and withdraw the Servicing Fees and Ancillary Income that has been deposited in the Custodial Account from the Custodial Account.
ARTICLE V
TERM AND TERMINATION
     5.1 Term.
     The term of this Agreement with respect to any Asset shall commence on the related Transfer Date and shall extend to fifth (5th) anniversary of the date hereof, unless otherwise extended or renewed by mutual written agreement of the parties hereto or earlier terminated pursuant to Section 5.2 below. If Servicer provides written notice to Owner, at least one hundred and eighty (180) calendar days before the scheduled termination date, that it is willing to continue the servicing of the Assets in accordance with the terms of this Agreement for an extension or renewal of the terms of this Agreement, but the term of this Agreement expires due to Owner’s unwillingness to agree thereto, then Owner shall pay the related Termination Fee, if any.
     5.2 Termination.
     (a) In the event that the Servicer materially breaches any of its obligations under this Agreement, the Owner shall give prompt written notice to the Servicer. If such breach is not cured by the Servicer within two (2) Business Days in the case of a breach of the Servicer’s obligation to make the remittances required pursuant to Section 2.5, or within thirty (30) days in the case of a breach of any other provision of this Agreement by the Servicer, after receipt of such notice, the Owner may terminate this Agreement and shall have no obligation to pay the related Termination Fee nor any portion thereof.
     (b) In the event that the Owner materially breaches any of its obligations under this Agreement, the Servicer shall give prompt written notice to the Owner. If such breach is not cured by the Owner within two (2) Business Days in the case of a breach of the Owner’s obligation to pay the Servicer as required pursuant to Sections 2.12 and 4.1, or within thirty (30) days in the case of a breach of any other provision of this Agreement by the Owner, after receipt of such notice, the Servicer may terminate this Agreement. In connection with any such termination, Owner shall pay the related Termination Fee, if any.
     (c) Upon ninety (90) calendar days’ written notice to the Servicer, the Owner may terminate, without cause at its sole option, this Agreement with respect to some or all of the Assets, provided that Owner shall pay the related Termination Fee, if any.
     (d) Upon one hundred and eighty (180) calendar days’ written notice to the Owner, the Servicer may terminate, without cause at its sole option, this Agreement with respect to some or all of the Assets. Owner shall have no obligation to pay the related Termination Fee nor any portion thereof in connection with such a termination.
     (e) This Agreement shall automatically terminate with respect to any Assets upon the final payoff or liquidation thereof, and any final accounting and remittances of proceeds with respect to such Asset in accordance with this Agreement.
     5.3 Transfer Upon Termination; Costs and Expenses.
     In connection with any termination, the Servicer hereby agrees to transfer the servicing of the applicable Assets that remain outstanding to the Owner or a successor servicer designated by the Owner. Upon any termination of this Agreement or Assets subject to this Agreement, the Servicer shall prepare, execute and deliver to the successor entity designated by the Owner any and all Asset Documents and other instruments in its possession with respect to the related Assets, place in such successor’s possession all related Assets, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer of the Assets and related Asset Documents and data (i) at the Servicer’s sole cost and expense if the termination is pursuant to Section 5.2(a) or 5.2(d), or (ii) at the Owner’s sole cost and expense if the termination is for any other reason. Owner shall remain responsible for such costs and expenses, as set forth in clause (ii) of the preceding sentence, and any Termination Fees, as provided in this Section 5.3, and Sections 5.1 and 5.2, regardless of whether such amounts are payable by any other Persons under the FDIC Agreements, or whether such termination is effected by any other Person with authority to act on behalf of, or as successor in interest to, Owner, pursuant to the FDIC Agreements.
     5.4 Reimbursement.
     In connection with any termination or transfer, on the servicing transfer date, the Owner shall reimburse the Servicer for all related unreimbursed Servicing Advances, advances of principal on Loans, and expenses subject to recovery or reimbursement hereunder, and any related unpaid Servicing Fees, net of any amounts owed to the Owner by the Servicer pursuant to this Agreement.
     5.5 Accounting.
     Upon termination of this Agreement, the Servicer shall additionally account for and turn over to the Owner or the Owner’s designee all related funds collected hereunder, less the Servicing Fees then due the Servicer, and deliver to the Owner, the Owner’s designee, as applicable, all records and Asset Documents relating to each Asset then serviced and will advise the Borrowers that their Loans will henceforth be serviced by the applicable successor servicer in accordance with Applicable Requirements.
     5.6 Survival.
     The indemnification obligations and representations and warranties of the parties set forth in this Agreement, the obligations of the parties set forth in Sections 2.12, 2.14, 3.4, 3.6, 4.1, 5.3, 5.4, 5.5, 5.6, 10.8, 10.9 and 10.10 of this Agreement, and any obligations of the parties in the applicable Appendices that by their terms survive termination, shall survive the termination or assignment of this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE OWNER
     As of the date hereof and as of each Transfer Date, the Owner warrants and represents to the Servicer as follows:
     6.1 Authority.
     The Owner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all material licenses and approvals necessary to carry on its business as now being conducted, including all licenses and approvals required by applicable regulatory agencies and governmental authorities, and is licensed, qualified and in good standing in each state or jurisdiction where Assets, Collateral and Borrowers are located if the laws of such state or jurisdiction require licensing or qualification in order to conduct business of the type conducted by the Owner as contemplated in this Agreement, and in any event the Owner is in compliance with the laws of any such state or jurisdiction to the extent necessary to ensure the enforceability of the terms of this Agreement.
     6.2 Authorization, Enforceability and Execution.
     The Owner has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, and to perform its obligations hereunder. The Owner has duly authorized, executed, and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Owner, enforceable against it in accordance with its terms, except to the extent bankruptcy, insolvency, reorganization, fraudulent conveyance, or similar laws affect the enforcement of creditors’ rights generally. The signatory executing this Agreement on behalf of the Owner is duly authorized to execute and deliver such document.
     6.3 No Conflict.
     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall: (a) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Owner’s

Articles of Incorporation or By-Laws, or of the Owner’s other formative documents, including partnership, limited partnership or joint venture agreements, if any, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Owner is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to the Owner, (b) result in the violation of any law, rule, regulation, order, judgment or decree to which the Owner or its property is subject, or impair the ability of the Servicer to service the Assets or (c) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Owner.
     6.4 No Consent.
     No consent, approval, authorization or order of any court or governmental agency, instrumentality or body is required for the execution, delivery and performance by or compliance by the Owner with this Agreement or if required, such approval has been obtained prior to the date of execution hereof or related Transfer Date, as applicable.
     6.5 No Litigation.
     There is no litigation, proceeding, claim, demand or governmental investigation pending or, to the knowledge of the Owner, threatened, nor is there any order, injunction or decree outstanding against or relating to the Owner or the Assets, which could result in any material liability to the Servicer or materially impair the ability of the Owner or Servicer to perform its obligations hereunder; nor does the Owner know of any material basis for any such litigation, proceeding, claim or demand or governmental investigation. The Owner is not in default in any material respect with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Owner is a party or is subject, and the Owner is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, which such default or violation might materially and adversely affect any of the Assets or result in material cost or liability to the Servicer.
     6.6 Statements Made.
     No representation, warranty or written statement made by the Owner in this Agreement or with respect to any Assets, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.
     6.7 The Assets.
     The Owner hereby makes the following representations and warranties to the Servicer as of the related Transfer Date only:
     (a) There are no accrued liabilities of the Owner with respect to the Assets or circumstances under which such accrued liabilities will arise against the Servicer.
     (b) To the best of the Owner’s knowledge, the information set forth in the schedule of Assets and the information contained on the electronic data file delivered to the Servicer is true and correct in all material respects.

     (c) The Owner has, on or before the Transfer Date, delivered, or caused to be delivered to the Servicer or the applicable custodian all of the books, records, data, files and other Asset Documents, including records on microfiche, electronic form of their equivalent, in the Owner’s possession or in the possession of the immediately preceding owner or servicer of the Assets.
     (d) The Owner is the record titleholder of each Asset, holding title sufficient to enable the Servicer to foreclose upon or otherwise realize against the related Collateral in accordance with this Agreement.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SERVICER
     As of the date hereof and as of each Transfer Date, the Servicer warrants and represents to the Owner as follows:
     7.1 Authority.
     The Servicer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all material licenses and approvals necessary to carry on its business as now being conducted, including all applicable licenses and approvals required by Fannie Mae, Freddie Mac, the FHA and other applicable regulatory agencies and governmental authorities, and is licensed, qualified and in good standing in each state or jurisdiction where Assets, Collateral and Borrowers are located if the laws of such state or jurisdiction require licensing or qualification in order to conduct business of the type conducted by the Servicer as contemplated in this Agreement, and in any event the Servicer is in compliance with the laws of any such state or jurisdiction to the extent necessary to ensure the enforceability of the terms of this Agreement. Without limiting the general applicability of the foregoing, Servicer specifically possesses all licenses and permits necessary in the Commonwealth of Puerto Rico in order to conduct business of the type conducted by the Servicer as contemplated in this Agreement, and is duly registered with the Puerto Rico Department of State to do business in the Commonwealth of Puerto Rico as required in order to conduct business of the type conducted by the Servicer as contemplated in this Agreement.
     7.2 Authorization, Enforceability and Execution.
     The Servicer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, and to perform its obligations hereunder. The Servicer has duly authorized, executed, and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Servicer, enforceable against it in accordance with its terms, except to the extent bankruptcy, insolvency, reorganization, fraudulent conveyance, or similar laws affect the enforcement of creditors’ rights generally. The signatory executing this Agreement on behalf of the Servicer is duly authorized to execute and deliver such document.
     7.3 No Conflict.
     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall: (a) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Servicer’s Certificate of Formation, Operating Agreement, or of the Servicer’s other formative documents, including partnership, limited partnership or joint venture agreements, if any, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Servicer is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to the Servicer, (b) result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, or impair the ability of the Servicer to service the Assets or (c) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Servicer.
     7.4 No Consent.
     No consent, approval, authorization or order of any court or governmental agency, instrumentality or body is required for the execution, delivery and performance by or compliance by the Servicer with this Agreement or if required, such approval has been obtained prior to the date of execution hereof or related Transfer Date, as applicable.
     7.5 No Litigation.
     There is no litigation, proceeding, claim, demand or governmental investigation pending or, to the knowledge of the Servicer, threatened, nor is there any order, injunction or decree outstanding against or relating to the Servicer, which, if decided against the Servicer, could have a material adverse effect upon any of the Assets, result in any material liability to the Servicer or materially impair the ability of the Servicer to perform its obligations hereunder. The Servicer is not in default in any material respect with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Servicer is a party or is subject, and the Servicer is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, which such default or violation might materially and adversely affect any of the Assets or result in material cost or liability to the Owner.
     7.6 Statements Made.
     No representation, warranty or written statement made by the Servicer in this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE VIII
INDEMNIFICATION AND LIABILITY
     8.1 Standard of Liability; Indemnification.
     The Servicer shall not be liable to the Owner or its officers, employees, agents and directors for any actions or omissions to act in connection with the servicing of the Assets pursuant to this Agreement or for errors in judgment, except for actions or omissions to act of the Servicer which involve the Servicer’s failure to abide by or comply with the Applicable Requirements. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.
     The Servicer agrees to indemnify, defend, and hold harmless, the Owner, its officers, employees, agents and directors from any liability, claim, loss, demand, action, damage, assessment, deficiencies, taxes, costs and expenses, including reasonable attorneys’ fees (“Damages”), directly or indirectly resulting from or arising out of the Servicer’s failure to abide by or comply with the Applicable Requirements.
     Except as otherwise expressly provided herein, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Assets in accordance with this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may, with the consent (not to be unreasonably withheld) of the Owner, undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, or if the Servicer deems it necessary to defend any such action, the Servicer shall be entitled to reimbursement from the related Custodial Account for its reasonable legal expenses and costs of such action.
     8.2 Indemnification by the Owner.
     The Owner agrees to indemnify, defend, and holds harmless the Servicer, its officers, employees, agents and directors from any Damages, directly or indirectly resulting from or arising out of (i) the Owner’s failure to observe or perform any or all of the Owner’s covenants, agreements, warranties or representations contained in this Agreement; (ii) the origination, making, funding, sale or servicing of the Assets prior to the related Transfer Date or after the related Termination Date, (iii) the absence or unavailability of any documents evidencing or relating to an Asset, including but not limited to any documents necessary to service the Assets in accordance with Applicable Requirements, other than to the extent resulting for the actions or omissions of the Servicer, (iv) compliance with any instructions of the Owner to the extent that compliance with such instructions does not comply with Applicable Requirements, or (v) the Owner’s failure to observe or perform any or all of the Owner’s covenants, agreements, warranties or representations contained in the FDIC Agreements, other than to the extent resulting from Servicer’s failure to perform the FDIC Servicing Obligations in compliance therewith.
     8.3 Procedure for Indemnification.
     Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, demand, action or proceeding in respect of which indemnity may be sought pursuant to the terms of this Agreement, the party seeking indemnification (the “Indemnitee”) will use its best efforts to notify the other party (the “Indemnitor”) in writing thereof in sufficient time for the Indemnitor to respond to such claim or answer or otherwise plead in such action. Except to the extent that the Indemnitor is prejudiced thereby, the omission of the Indemnitee to promptly notify the Indemnitor of any such claim or action shall not relieve the Indemnitor from any liability which it may have to the Indemnitee in connection therewith. If any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against the Indemnitee, the Indemnitor will be entitled to participate therein, and to the extent it may wish to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct, or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses consequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof. The Indemnitee will cooperate with the Indemnitor in connection with any such claim and make its personnel, books and records relevant to the claim available to the Indemnitor. In the event the Indemnitor does not wish to assume the defense, conduct or settlement of any claim, demand or assessment, the Indemnitee will not settle such claim, demand or assessment without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.
     8.4 Limits on Servicer Obligations.
     The Servicer shall not be responsible or liable for any obligations of Owner or any other Person under any other agreement related to the Assets, other than as expressly set forth in this Agreement or as a part of the FDIC Servicing Obligations, including but not limited to any obligations of Owner under the FDIC Agreements other than the FDIC Servicing Obligations, or obligations of Owner or any other Person under any agreements related to the origination, sale or repurchase of the Assets.
ARTICLE IX
ANNUAL REPORTING
     9.1 Servicer Compliance Statement.
     On or before March 20 of each calendar year, commencing in 2011, the Servicer shall deliver to the Owner one or more statements of compliance addressed to the Owner and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.
     9.2 Report on Assessment of Compliance and Attestation.
     On or before March 20 of each calendar year, commencing in 2011, the Servicer shall, to the extent applicable to the servicing of Assets serviced pursuant to this Agreement by Servicer during the preceding calendar year, deliver to the Owner: (a) a report regarding the Servicer’s assessment of compliance with applicable servicing criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Securities Exchange Act of 1934, as amended, and Item 1122 of Regulation AB with a related report of a registered public accounting firm for such assessment of compliance; or (b) a Uniform Single Attestation Program audit report from its independent auditors.

ARTICLE X
MISCELLANEOUS
     10.1 Independence of Parties.
     The Servicer shall have the status of, and act as, an independent contractor. Nothing herein contained shall be construed to create a partnership or joint venture between the Owner and the Servicer.
     10.2 Changes in Practices and Regulations.
     The parties hereto acknowledge that the standard practices and procedures of the servicing industry, as well as applicable laws and regulations, change or may change over a period of time. To accommodate these changes, the Servicer may from time to time notify the Owner in writing of such material changes in practices, procedures, laws or regulations.
     10.3 Assignment of Servicing.
     This Agreement may not be assigned by the Servicer without the prior written consent of the Owner; provided, however, that this Agreement shall be assumed by (i) any entity into which the Servicer may be merged or consolidated, or any entity succeeding to the business of the Servicer; provided, however, that the successor or surviving Person shall be an institution whose business includes the servicing of mortgage loans or (ii) any Affiliate of the Servicer. This Section does not prohibit the Servicer from engaging service providers to assist the Servicer in performance of its obligations under this Agreement. This Section does not limit or impair the Servicer’s right to terminate this Agreement in accordance with Section 5.2(d) of this Agreement. The Owner may not assign this Agreement without the prior written consent of the Servicer; provided, however, that this Agreement can be assigned to (i) any entity into which the Owner may be merged or consolidated, or any entity succeeding to the business of the Owner; or (ii) any Affiliate of the Owner.
     10.4 Prior Agreements.
     If any provision of this Agreement is inconsistent with any prior agreements between the parties, oral or written, the terms of this Agreement shall prevail, and after the effective date of this Agreement, the relationship and agreements between the Owner and the Servicer shall be governed in accordance with the terms of this Agreement. Owner represents and warrants that it has a provided true, correct and complete copies of all the FDIC Agreements to Servicer prior to the date of this Agreement. The Servicer acknowledges that it has received the copies of the FDIC Agreements so delivered by Owner, that it has examined the FDIC Agreements and is familiar with the contents of the FDIC Agreements, and consents and covenants to serve as agent of Owner in performing the FDIC Servicing Obligations thereunder.
     Owner shall provide Servicer with prompt written notice of any proposal to amend, change, alter or modify any terms of the FDIC Agreements, and shall not agree to any amendment, change, alternation of modification thereto which would affect the FDIC Servicing Obligations without Servicer’s prior written consent. Without limiting Servicer’s right to withhold its written consent for any reason, in the event Owner proposes to amend, change, alter or modify and terms of an FDIC Agreements in a manner that would affect the FDIC Servicing Obligations and result in the imposition of material additional costs or expenses to Servicer, the parties good faith negotiation and agreement to an increase in Servicing Fees to reflect such costs or expenses shall be a precondition to Servicer’s provision of its written consent.
     10.5 Entire Agreement.
     This Agreement contains the entire agreement between the parties hereto and cannot be modified in any respect except by an amendment in writing signed by both parties.
     10.6 Invalidity.
     The invalidity of any portion of this Agreement shall in no way affect the remaining portions hereof.
     10.7 Effect.
     Except as otherwise stated herein, this Agreement shall remain in effect until the Termination Date, unless sooner terminated pursuant to the terms hereof.
     10.8 Damage Limitation.
     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCLUDING, BUT NOT LIMITED TO LOST PROFITS, LOSS OF GOODWILL OR BUSINESS INTERRUPTION, ARISING OUT OF THIS AGREEMENT.
     10.9 Applicable Law.
     THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO. ANY ISSUE REGARDING ENFORCEABILITY OF THE ASSET DOCUMENTS OR DOCUMENTS RELATING TO ACQUIRED COLLATERAL SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS SPECIFIED THEREIN, OR APPLICABLE UNDER APPLICABLE LAW.
     10.10 Notices.
     All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt or upon three (3) Business Days after the delivery or mailing thereof, as the case may be, sent by certified mail, return receipt requested, or by nationally recognized overnight carrier, to the attention of the person named at the address set forth on the signature page hereof.
     10.11 Waivers.
     The Owner and the Servicer may:

     (a) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and
     (b) Waive or modify performance of any of the obligations of the other hereunder.
     The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach. Any and all waivers hereunder must be evidenced by a written instrument executed by both the Owner and the Servicer as a condition precedent to their effectiveness and validity.
     10.12 Binding Effect.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     10.13 Headings.
     Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.
     10.14 Appendices, Schedules and Exhibits.
     The Appendices to this Agreement, and the exhibits and schedules to this Agreement and to the Appendices, are hereby incorporated and made a part hereof and are integral parts of this Agreement.
     10.15 Counterparts.
     This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or other electronically imaged form, or by facsimile transmission, shall be effective as delivery of a manually executed original counterpart of this Agreement.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, each party has caused this Agreement to be signed in its corporate name on its behalf by its proper officials duly authorized as of the day, month and year first above written.

Servicer: BAYVIEW LOAN SERVICING, LLC
By:
	Name:	Richard O’Brien
	Title:	President
	Address:	4425 Ponce de Leon Blvd., 5th Floor Coral Gables, Florida 33146 Tax Identification No.: 65-0925973

Owner: ORIENTAL BANK AND TRUST
By:
	Name:	Ganesh Kumar
	Title:	Chief Operating Officer
	Address:	Professional Office Park V Oriental Center, 10th Floor San Roberto St. #997 San Juan, PR 00926 Tax Identification No.: 66-0259436

Exhibit A
Reports

BAYVIEW LOAN SERVICING
lnvcoll.rpt
Principal and Interest Collections For 6/30/2009

7/2/2009	11:22:36 AM	Page #	1

Investor Loan ID	Investor Loan ID	Received Date	Due Date	Principal Collected	Interest Collected	Service Fee Collected	Net Interest Collected

Totals for Pool/Group #

				$0.00	$0.00	$0.00	$0.00

Investor Totals				$0.00	$0.00	$0.00	$0.00

BAYVIEW LOAN SERVICING
Invtb.rpt

7/2/2009	Trial Balance For 6/30/2009

11:27:34 AM	Page # 1
Investor ID/Name:

Loan ID	Borr Name	lnv Loan #	LP1 Date	P&I Constant	Interest Rate	Serv Fee %	Net Yield	Principal Bal	Escrow Bal	Assist. Bal	Unapplied Bal

Pool/Group#

	Subtotal		Loans	$0.00	$0.00	$0.00	$0.00	$0.00

Investor	Total	0	Loans	$0.00	$0.00	$0.00	$0.00	$0.00

EXECUTION COPY
APPENDIX TO OMNIBUS ASSET SERVICING AGREEMENT
for
SINGLE FAMILY, MULTIFAMILY AND COMMERCIAL MORTGAGE LOANS
     This Appendix to Omnibus Asset Servicing Agreement for Single Family, Multifamily and Commercial Mortgage Loans (“Appendix”) is agreed to by and between Oriental Bank and Trust (the “Owner”), and Bayview Loan Servicing, LLC (the “Servicer”) as of June 9, 2010. This Appendix supplements the Omnibus Asset Servicing Agreement by and between the parties dated as of June 9, 2010 (“Agreement”), and constitutes an “Appendix” as such term is used in the Agreement. In the event of any conflict between this Appendix and this Agreement, this Appendix shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.
     With respect to the Single Family Mortgage Loans, Multifamily Mortgage Loans and Commercial Mortgage Loans listed an Asset Schedule to be mutually agreed to by the Owner and Servicer and attached hereto (the “Mortgage Loans”), the parties agree as follows:
1.	Additional Definition. “Servicing Reserve Target Amount” shall mean the amount (as determined in the reasonable discretion of the Servicer) to be deposited by the Owner into the Servicing Reserve Account on the Transfer Date and from time to time thereafter as required pursuant to Section 6 hereof. The Servicer may, from time to time, increase or decrease the Servicing Reserve Target Amount.

2.	Transfer Date. The Transfer Date shall be June 15, 2010.

3.	General Servicing Obligation. Servicer shall administer the Mortgage Loans in accordance with the applicable Asset Documents.

4.	Servicing Reserve Account. Servicer shall establish and maintain one or more accounts (collectively, the “Servicing Reserve Account”), entitled “Bayview Loan Servicing, LLC, as servicer for Oriental Bank and Trust, as Owner.” Each Servicing Reserve Account shall be established and maintained with Owner, or as an Eligible Account as permitted by Section 2.4(c) of the Agreement. The Servicer shall, from time to time, make withdrawals from the Servicing Reserve Account for any of the following purposes: (i) to make any Servicing Advances, (ii) to reimburse the Servicer for any Servicing Advances made thereby, (iii) to withdraw any amounts deposited into the Servicing Reserve Account in error; and (iv) following the Termination Date with respect to all the Mortgage Loans, to clear and terminate the Servicing Reserve Account.

5.	Funding of Servicing Reserve Account. On the Transfer Date, Owner shall fund the Servicing Reserve Account in an amount equal to the Servicing Reserve Target Amount. In the event that amounts in the Servicing Reserve Account are below the Servicing Reserve Target Amount, the Servicer may withdraw an amount from the Custodial Account sufficient to meet the Servicing Reserve Target Amount. In the event that there are insufficient funds in the Custodial Account to sufficiently fund the Servicing Reserve Account, the Servicer may invoice the Owner (which invoice shall also include any supporting documentation in accordance with the Servicing Standard) and Owner shall transfer to the Servicer within ten (10) Business Days of receipt of such invoice for deposit into the Servicing Reserve Account the amount necessary to reach the Servicing Reserve Target Amount. Notwithstanding anything to the contrary in the Agreement, Servicer shall have no obligation to use its own funds for Servicing Advances, provided, however, that in the event Servicer funds any such Servicing Advances with its own funds, such Servicing Advances shall remain recoverable as provided in the Agreement, and in addition shall be recoverable from the Servicing Reserve Account as provided in this Appendix.

6.	Investment of Funds. Funds in each Servicing Reserve Account may be invested only in Permitted Investments in accordance with Section 2.3(h) of the Agreement. Income with respect

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to such investments of funds in the Servicing Reserve Account shall not be considered Ancillary Income. Such income may be retained in the Servicing Reserve Account, but shall be for the sole account of Owner and shall be payable to Owner following the Termination Date. Owner shall be solely responsible for the amounts of any losses with respect to such investments.

7.	Safeguarding Owner Interests. The Servicer shall be responsible for safeguarding the Owner’s interest in the property and rights under the related Security Instruments by:
a.	Attempting to secure any Collateral found to be vacant or abandoned.

b.	Maintaining in force at all times a blanket fidelity bond and a policy of errors and omissions insurance coverage in an amount not less than $5 million.

c.	Disbursing loss settlements under any Insurance Policy, including:
i.	Receiving reports of hazard insurance losses and assuring that proof of loss statements are properly filed;

ii.	Authorizing the restoration and rehabilitation of the damaged Collateral;

iii.	Collecting, endorsing and disbursing the insurance loss proceeds and arranging for progress inspections and payments, if necessary;

iv.	Complying with the Servicing Standards pertaining to settlement of insurance losses; and

v.	In general, attempting to assure that the priority of the Security Instrument is preserved by complying with the Servicing Standard.
8.	Powers of Attorney. Owner shall furnish the Servicer with reasonably requested powers of attorney in the form attached to this Appendix, and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under the Agreement and this Appendix with respect to the Mortgage Loans.

9.	Insurance. The Servicer shall use its reasonable efforts in accordance with the Servicing Standard to cause the related Borrower to maintain, and if the Borrower does not so maintain, shall itself maintain to the extent the Owner as holder has an insurable interest, fire and hazard insurance with coverage on the related Collateral in the amounts required under the relevant Asset Documents.

10.	Tax Reporting. The Servicer shall file required information returns (or extensions, if necessary), if any, with respect to the receipt of interest received in a trade or business, reports of foreclosures and abandonments of any Collateral and cancellation of indebtedness income with respect to any Collateral as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code and a copy thereof shall be sent to the Owner promptly after the filing thereof.

11.	Home Affordable Mortgage Program. Servicer shall service the Single Family Mortgage Loans in accordance with the Home Affordable Modification Program, as issued by the United States Treasury Department and administered by Fannie Mae (“HAMP”), the requirements of which shall constitute a part of the Applicable Requirements with respect to the Single Family Mortgage Loans. Servicer shall be entitled to retain, as additional compensation and Ancillary Income under the Agreement and this Appendix, all incentive compensation and other amounts payable to Servicer pursuant to HAMP.

12.	Servicing Fees.
a.	General. Servicer shall be entitled to a monthly base servicing fee with respect to each Mortgage Loan equal to one twelfth of the product of (i) eighty five and one-half basis

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points (.855%) and (ii) the outstanding principal balance of such Mortgage Loan. With respect to each Asset that is Acquired Collateral and each month until the disposition of such Acquired Collateral, Servicer shall be entitled to a monthly base servicing fee equal to one twelfth of the product of (i) eighty five and one-half basis points (.855%) and (ii) the unpaid principal balance of the related Loan as of the date such Acquired Collateral was acquired in respect of such Loan. Such fee shall be payable monthly in accordance with the Agreement, computed on the basis of: (i) with respect to each Mortgage Loan, the same beginning principal amount and period respecting which any related interest payment on such Mortgage Loan is computed, and (ii) with respect to each Asset that is Acquired Collateral, the unpaid principal balance of the related Loan as of the date such Acquired Collateral was acquired in respect of such Loan. Such fee shall not be prorated for any month.

b.	Incentive Fees:
i. Servicer shall be entitled to an incentive fee (a “Non-Foreclosure Incentive Fee”) with respect to each (a) deed-in-lieu of foreclosure obtained by the Servicer, or (b) discounted liquidation of Mortgaged Property (or other Collateral) effectuated by the Servicer (a “Short Sale”), in connection with a defaulted Mortgage Loan. The Non-Foreclosure Incentive Fee shall be equal to one twelfth of the product of (x) the Loan Rate of the related Loan, and (y) the unpaid principal balance of the related Loan, both calculated as of the date such deed-in-lieu is obtained or the date on which such Short Sale proceeds are received in respect of the related Loan, as applicable. Such Non-Foreclosure Incentive Fee shall be payable on the Servicer Remittance Date immediately following the date on which such deed-in-lieu is obtained or the date on which such Short Sale proceeds are received, as applicable.

ii. Capitalized terms used but not otherwise defined in this subsection shall have the meanings set forth in the Single Family Shared-Loss Agreement and the Commercial Shared-Loss Agreement (collectively, the “Loss Share Agreements”). At such time that at least ninety percent (90%) of the Shared-Loss Loans (which percentage shall be based upon the aggregate unpaid principal balance of all Shared-Loss Loans at such time in comparison to the aggregate unpaid principal balance of all Shared-Loss Loans serviced under the Agreement as of the date of this Appendix) are no longer covered under the Loss Share Agreements (the “Loss Share Incentive Determination Date”), Servicer shall be entitled to an incentive fee (the “Loss Share Incentive Fee”). The Loss Share Incentive Fee shall be equal to the product of (a) two percent (2%) and (b) the difference between the amount of the Projected Total Loss (defined below) and Five Hundred Thirty-Three Million and 00/100 Dollars ($533,000,000). The Projected Total Loss shall be an amount equal to the sum of (x) the aggregate amount of the Cumulative Loss Amounts under the Single Family Shared-Loss Agreement and the cumulative Shared-Loss Amounts under the Commercial Shared-Loss Agreement at the time of the Loss Share Incentive Determination Date, and (y) the estimated amount of Losses (as calculated under the Loss Share Agreements) for the remaining Shared-Loss Loans as mutually agreed by Owner and Servicer (the “Remaining Loss Amount”). If the amount of the Loss Share Incentive Fee is equal to $0 or is negative, then Servicer shall not receive a Loss Share Incentive Fee, nor shall Servicer be required to pay any amounts to Owner.

In the event Owner and Servicer are unable to agree on the Remaining Loss Amount after having negotiated such matter, in good faith, for a fifteen (15) day period following the Loss Share Incentive Determination Date, then the Remaining Loss Amount shall be determined by an independent third party evaluator mutually selected by

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the Owner and Servicer, which party shall have such expertise in matters concerning calculations under the Loss Share Agreements as the parties agree is relevant. In the event Owner and Servicer are unable to agree on a mutually acceptable independent third party evaluator within twenty (20) days after the Loss Share Incentive Determination Date, then Owner and Servicer shall each select their own independent third party evaluator upon two (2) days’ written notice to the other party, whereupon the two (2) independent third party evaluators shall then select another neutral independent third party evaluator within ten (10) days thereafter. Within ten (10) days after the last to occur of the selection of a mutually acceptable third party evaluator by Owner and Servicer or the selection of the three member panel of independent third party evaluators as set forth above, the evaluator or evaluators, as applicable, shall determine the Remaining Loss Amount and provide the same in writing to the Owner and Servicer. Any determination by the evaluator(s) shall be conclusive and binding on the parties hereto and not be subject to further dispute.

The Loss Share Incentive Fee shall be payable to Servicer on the Servicer Remittance Date immediately following the date on which the Remaining Loss Amount is determined (either by mutually agreement of the parties or otherwise). Furthermore, notwithstanding anything to the contrary contained in the Agreement or this Appendix, in the event the Agreement is terminated pursuant to Sections 5.2(b) or (c) of the Agreement after a date that is three (3) years after the date of this Appendix and prior to the Loss Share Incentive Determination Date, then the Loss Share Incentive Fee shall be deemed to be earned by Servicer as of the date of termination and shall become due and payable immediately following the date on which the Remaining Loss Amount is determined and shall be calculated in the manner set forth above after the Loss Share Incentive Determination Date. The terms of this subsection, as well as the remedies available as a result of breaches thereof, shall survive any termination of the Agreement.

c.	Termination Fees. The Termination Fees with respect to any Mortgage Loan, to the extent payable under the Agreement, shall be equal to: (i) if such termination occurs on or before a date that is one (1) year after the date of this Appendix, 12 times the average monthly Servicing Fee paid since the date of this Appendix, or (ii) if such termination occurs after a date that is between one (1) and five (5) years after the date of this Appendix, the Servicing Fees paid with respect to such Mortgage Loan during the prior 6-month period.
13.	Loss Share Agreement.
a.	Servicer’s obligation to provide Owner with information and services in order to facilitate Owner’s compliance with its obligations under the applicable Loss Share Agreement pursuant to Section 2.1(d) of the Agreement, and any other obligations of Servicer relating to such Loss Share Agreement set forth in the Agreement, shall require, mean and include only:
i.	With respect to the Single Family Mortgage Loans, provision of the following information and services pertaining to that certain Single Family Shared-Loss Agreement (the “Single Family Shared-Loss Agreement”) attached as Exhibit 4.15A to the Purchase and Assumption Agreement by and between Owner and the FDIC (in its individual capacity and as receiver) dated as of April 30, 2010, in the form provided to Servicer on or prior to the date of this Appendix:
1.	To provide applicable data with respect to the Shared-Loss Loans in Servicer’s possession to be used by Owner to complete the “Monthly Certificate” as defined therein in accordance with Section 2.1(b)

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(Monthly Certificates) and Exhibit 1 (Monthly Certificate) of the Single Family Shared-Loss Agreement, including the “PORTFOLIO PERFORMANCE STATUS” information on the portfolio performance and summary schedule as shown in Exhibit 3 (Portfolio Performance and Summary Schedule) of the Single Family Shared-Loss Agreement (but excluding the “POOL SUMMARY” and “STATED THRESHOLD TRACKING” information from Exhibit 3), on or before the 10th Business Day of each month.

2.	To provide monthly data download information in accordance with Section 2.1(c) (Monthly Data Download) and Exhibit 2.1(c) of the Single Family Shared-Loss Agreement on or before the 10th Business Day of each month.

3.	To conduct loss mitigation in accordance with the “Modification Guidelines” as set forth in Section 2.1(a) (Loss Mitigation and Consideration of Alternatives) of the Single Family Shared-Loss Agreement.

4.	To conduct sales of “Single Family Shared-Loss Loans” as defined therein in accordance with Sections 4.1 (Assuming Institution Portfolio Sales of Remaining Shared-Loss Loans) and 4.2 (Assuming Institution’s Liquidation of Remaining Shared-Loss Loans) of the Single Family Shared-Loss Agreement, as applicable.

5.	To calculate gain or loss on sales conducted pursuant to Sections 4.1 and 4.2 in accordance with Section 4.3 (Calculation of Sale Gain or Loss) of the Single Family Shared-Loss Agreement, subject to the limitations provided in the following Section 13(a)(i)(6) of this Appendix, and deliver the results of such calculations on or before the 10th Business Day of each month.

6.	To calculate “Losses,” as defined therein, in accordance with the form and methodology specified in the following exhibits to the Single Family Shared-Loss Agreement, as applicable, and deliver the results of such calculations on or before the 10th Business Day of each month:
a.	Exhibit 2a(1) (CALCULATION OF RESTRUCTURING LOSS — HAMP or FDIC LOAN MODIFICATION);

b.	Exhibit 2a(2) (CALCULATION OF RESTRUCTURING LOSS — 2nd FDIC MODIFICATION);

c.	Exhibit 2b(1) (CALCULATION OF LOSS FOR SHORT SALE LOANS — Loan written down to book value prior to Loss Share), provided Owner provides Servicer with the information for “Book Value” to be incorporated therein on or before the third (3rd) Business Day of each month;

d.	Exhibit 2b(2) (CALCULATION OF LOSS FOR SHORT SALE LOANS — No Preceeding Loan Mod under Loss Share);

e.	Exhibit 2c(1) (CALCULATION OF FORECLOSURE LOSS — ORE or Foreclosure Occurred Prior to Loss Share Agreement), provided Owner provides Servicer with the

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information for “Book value at date of Loss Share agreement” to be incorporated therein on or before the third (3rd) Business Day of each month;

f.	Exhibit 2c(2) (CALCULATION OF FORECLOSURE LOSS — During Term of the Agreement — No Preceeding Loan Mod under Loss Share), provided Owner provides Servicer with any of the underlying information concerning Assets modified prior to the applicable Transfer Date;

g.	Exhibit 2c(3) (CALCULATION OF FORECLOSURE LOSS - Foreclosure after a Covered Loan Mod), provided Owner provides Servicer with any of the underlying information concerning Assets modified prior to the applicable Transfer Date;

h.	Exhibit 2d(1) (CALCULATION OF LOSS FOR UNRELATED 2ND LIEN CHARGE-OFF), provided Owner provides Servicer with the information for “Charge-off amount (principal only)” to be incorporated therein on or before the third (3rd) Business Day of each month; and

i.	Exhibit 2d(2), provided Owner provides Servicer with the “Loan sales price” to be incorporated therein within 2 Business Days of the sale.
ii.	With respect to the Multifamily Mortgage Loans and Commercial Mortgage Loans, provision of the following information and services pertaining to that certain Commercial Shared-Loss Agreement (the “Commercial Shared-Loss Agreement”) attached as Exhibit 4.15B to the Purchase and Assumption Agreement by and between Owner and the FDIC (in its individual capacity and as receiver) dated as of April 30, 2010, in the form provided to Servicer on or prior to the date of this Appendix:
1.	To provide on or before the 10th Business Day of each month a “loan level download for all loans in the asset pool,” an “asset level download of commercial ORE,” and “a performance report on the outstanding commercial and other pool assets under loss share” as set forth on Exhibit 1 with respect to the “Shared-Loss Assets,” as defined therein, serviced by Servicer, to be used by Owner in its preparation of the “Quarterly Certificates,” as defined in Section 2.1(a) (Quarterly Certificates) of the Commercial Shared-Loss Agreement.

2.	To manage, administer, and collect the “Shared-Loss Assets,” as defined therein, in accordance with the following sections of the Commercial Shared-Loss Agreement:
a.	Sections 3.2(a)(i) and (ii), except that Owner shall be responsible for all obligations relating to charge-offs and write downs;

b.	Section 3.2(a)(iii);

c.	Section 3.2(a)(v), provided the Servicer is only obligated to retain sufficient staff to perform its duties under the Agreement; and

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d.	Section 3.5(a), provided that Servicer is also the servicer of the “Related Loan,” as such term is defined therein, and Servicer has actual knowledge that such other loan is a “Related Loan.”
b.	In addition, the provisions described in Section 13(a)(i) and (ii) above shall only apply with respect to a Mortgage Loan if it is a “Shared-Loss Loan,” as such term is defined in the Single Family Shared-Loss Agreement or the Commercial Shared-Loss Agreement, as applicable.

c.	Owner shall fully cooperate with Servicer and provide any necessary information, and cause applicable third parties to cooperate and provide any necessary information, as may be necessary or required in order for Servicer to provide the information and services as described in Sections 13(a)(i) and (ii) above, including but not limited to the specific cooperation and information to be provided by Owner as described in Sections 13(a)(i) and (ii) above.

d.	Servicer shall not be obligated to provide any additional information or services, or comply with any additional or revised provisions of the Single Family Shared-Loss Agreement or the Commercial Shared-Loss Agreement, without its prior written consent.
14.	Junior Lien Loans. The Servicer may charge off any junior lien Loan that is delinquent in excess of 180 days in accordance with the requirements of (i) the Single Family Shared-Loss Agreement, (ii) the Commercial Shared-Loss Agreement, or (iii) as otherwise provided in the Owner’s examination criteria with respect to such charge-offs as provided by the Owner to the Servicer, as applicable. Upon the occurrence of a full charge off of a Loan, the Servicer shall be entitled to discontinue the servicing of the related Loan and may remove such Loan from its servicing system and this Agreement. No Termination Fee shall be payable in respect of such removed Loan.

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     IN WITNESS WHEREOF, each party has caused this Appendix to be signed in its corporate name on its behalf by its proper officials duly authorized as of the day, month and year first above written.

Servicer: BAYVIEW LOAN SERVICING, LLC
By:
	Name:	Richard O’Brien
	Title:	President
	Address:	4425 Ponce de Leon Blvd., 5th Floor Coral Gables, Florida 33146 Tax Identification No.: 65-0925973

Owner: ORIENTAL BANK AND TRUST
By:
	Name:	Ganesh Kumar
	Title:	Chief Operating Officer
	Address:	Professional Office Park V Oriental Center, 10th Floor San Roberto St. #997 San Juan, PR 00926 Tax Identification No.: 66-0259436

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EXECUTION COPY
Asset Schedule
[SEE ATTACHED]

Form of Limited Power of Attorney
DEED NUMBER [          ]
LIMITED POWER OF ATTORNEY
     In this City of [                    ], Commonwealth of Puerto Rico, on this [                    (   )] day of [                    ] of Two Thousand Ten (2010).
BEFORE
[                                        ]
     Attorney at Law and Notary Public in Puerto Rico, with offices at [                                        ] and residence at [                                         ], Puerto Rico.
APPEAR
     AS SOLE PARTY: ORIENTAL BANK & TRUST (the “Owner”) (Employer Identification Number [                    ]), a banking institution organized under the laws of the Commonwealth of Puerto Rico, herein represented by its authorized representative, [                    ] (the “Authorized Representative”), of legal age, [married/single], [occupation], and a resident of [          ], Puerto Rico, by authority conferred under a certificate of corporate resolution titled “[          ]”, executed on [               ] by [                         ], [Assistant] Secretary of the Owner, before Notary Public [                    ] under affidavit number [                         ], which certificate of corporate resolution was examined by me, the undersigned Notary, and is filed and of record in the permanent registry of the Registry of Property of Puerto Rico.
     [AS WITNESS: [                         ], who is of legal age, [married/single], [occupation] and a resident of [                    ], Puerto Rico].

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     I, the Notary, do hereby certify that I personally know the Authorized Representative [and the witness], and I further certify on the basis of [his/her/their] statements as to [his/her/their] age, civil status, occupation, and place of residence.
     In my judgment, the Authorized Representative has the necessary legal capacity to execute this deed; and accordingly, he freely, voluntarily, and on [his/her] own will and accord:
STATES
     FIRST: That the Owner has made, constituted, and appointed and by these presents does make, constitute, and appoint BAYVIEW LOAN SERVICING, LLC (“Bayview”) (Employer Identification Number [                    ]), a limited liability company organized under the laws of the State of Delaware having address at [                         ], as its true and lawful attorney-in-fact to act in the name, place and stead of the Owner for the purposes set forth below:
     This Limited Power of Attorney is given pursuant to that certain Omnibus Asset Servicing Agreement by and between the Owner and Bayview dated [                         ], Two Thousand Ten (2010), (the “Agreement”) to which reference is made for the definition of all capitalized terms herein.
     This Limited Power of Attorney is given with respect to each Loan serviced by Bayview pursuant to the Agreement for the following, and only the following, purposes:
          (a) To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, assignments of deed of trust/mortgage and other recorded documents, satisfactions/ releases/reconveyances of deed of trust/mortgage, tax authority notifications and declarations, deeds, bills of sale, and other

2

instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.
          (b) To (i) prepare, execute and deliver, on behalf of the Owner, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on the Collateral and related collateral; and modifications, waivers, consents, amendments, discounted payoff agreements, forbearance agreements, cash management agreements or consents to or with respect to any documents contained in the related servicing file; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other instruments comparable to any of the types of instruments described in this clause (i), and (ii) institute and prosecute judicial and non-judicial foreclosures, suits on promissory notes, indemnities, guaranties or other documents, actions for equitable and/or extraordinary relief (including, without limitation, actions for temporary restraining orders, injunctions, and appointment of receivers), suits for waste, fraud and any and all other tort, contractual and/or other claims of whatever nature, and to appear in and file on behalf of the Owner such pleadings or documents as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.
          (c) To transact business of any kind regarding the Mortgage Loans, and obtain an interest therein and/or building thereon, as the Owner’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

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          (d) To execute and deliver affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavit, affidavits of merit, verification of complaint, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays and other documents or notice filings on behalf of the Owner in connection with foreclosure, bankruptcy and eviction actions.
          (e) To endorse and/or assign checks or negotiable instruments received by Bayview as an Asset Payment.
     The Owner further grants to its attorney-in-fact full authority to act in any manner both proper and necessary to exercise the foregoing powers, and ratifies every act that Bayview may lawfully perform in exercising those powers by virtue hereof.
     The Owner further grants to Bayview the limited power of substitution and revocation of another party for the purpose and only for the purpose of endorsing or assigning notes or security instruments in the Owner’s name, and hereby ratifies and confirms all that the attorney-in-fact, or its substitute or substitutes, shall lawfully do or cause to be done by authority of this power of attorney and the rights and powers granted hereby.
     SECOND: In the exercise of the powers of authority granted and conferred hereunder, Bayview may request the advice of counsel of his own choice as to whether or not he should act or refrain from acting. The Owner agrees that Bayview shall not be liable for loss or damage caused directly or indirectly by invasion, insurrection, riot, war or public commotion or military or usurped power or by order of any civil authority or other causes beyond the control of Bayview, nor for any non-exercise of right or any power of authority conferred upon it, or for any other act except as provided below.

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     THIRD: Bayview shall indemnify, defend and hold harmless the Owner and its successors and assigns from and against any and all losses, costs, expenses (including, without limitation, actual attorneys’ fees), damages, liabilities, demands or claims of any kind whatsoever, (“Claims”) arising out of, related to, or in connection with (i) any act taken by Bayview (or its substitute or substitutes) pursuant to this Limited Power of Attorney, which act results in a Claim solely by virtue of the unlawful use of this Limited Power of Attorney (and not as a result of a Claim related to the underlying instrument with respect to which this Limited Power of Attorney has been used), or (ii) any use or misuse of this Limited Power of Attorney in any manner or by any person not expressly authorized hereby.
     FOURTH: Any word herein used in the singular shall denote the plural as the context so requires and when used herein, the plural shall denote the singular as the context so requires. Pronouns used herein whether masculine, feminine or neutral, shall be interpreted as the context so requires.
ACCEPTANCE
     I, the Notary, hereby certify that I made to the Owner the pertinent legal warnings concerning this deed, particularly emphasizing:
     [(a) The Owner’s right to have witnesses presence the execution of this deed];
     (b) The necessity of filing a certified copy of this deed at the corresponding public registry within three (3) business days from the date of its execution as a condition to the effectiveness of the Limited Power of Attorney granted hereby, and that said filing requires the payment of certain fees; and
     (c) The possibility that the effectiveness of this deed may remain in suspense until such time as the Owner submits documents that confirm

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the representative capacity of the Authorized Representative, which warning the Owner understands and acquiesces to, and unequivocally agrees to provide any such documents upon request, so that the validity of this deed shall never be undermined.
EXECUTION
     The foregoing is the deed executed by the appearing party, who accepts and ratifies it in all its parts, as the same was drawn according to its instructions, I, the Notary, having made to the appearing party the pertinent legal warnings.
     This deed was read by the appearing party, who ratifies the same signing together with me, the Notary, [and the witness,] all of whom affix their initials to each and every page of this deed as required by the Notarial Law in force and sign it on its last page.
     I, the undersigned Notary, certify as to whatever is stated or written on this deed [and to having complied with the requirement of unity of action (“unidad de acto”) and to having complied with all formalities requested by the Notarial Law].

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EXECUTION COPY
APPENDIX TO OMNIBUS ASSET SERVICING AGREEMENT
for
COMMERCIAL CONSTRUCTION LOANS
          This Appendix to Omnibus Asset Servicing Agreement for Commercial Construction Loans (“Appendix”) is agreed to by and between Oriental Bank and Trust (the “Owner”), and Bayview Loan Servicing, LLC (the “Servicer”) as of June 9, 2010. This Appendix supplements the Omnibus Asset Servicing Agreement by and between the parties dated as of June 9, 2010 (“Agreement”), and constitutes an “Appendix” as such term is used in the Agreement. In the event of any conflict between this Appendix and this Agreement, this Appendix shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.
          With respect to the Commercial Construction Loans listed in an Asset Schedule to be mutually agreed to by the Owner and Servicer and attached hereto (“Commercial Construction Loans”), the parties agree as follows:
1.	Additional Definitions:
a.	“Non Performing Commercial Construction Loan” shall mean a Commercial Construction Loan for which an event of default has occurred under the applicable Asset Documents and neither (i) cured within the cure period set forth in such Asset Documents nor (ii) expressly waived in accordance with such Asset Documents or Agreement.

b.	“Advance Reserve Target Amount” shall mean the amount (as determined in the reasonable discretion of the Servicer) to be deposited by the Owner in to the Advance Reserve Account on the Transfer Date and, from time to time thereafter as required pursuant to section 5 hereof. The Servicer may, from time to time, increase or decrease the Advance Reserve Target Amount.
2.	Transfer Date. The Transfer Date shall be June 15, 2010.

3.	General Servicing Obligation. Servicer shall administer the Commercial Construction Loans in accordance with the applicable Asset Documents, and enforce the requirements of the Asset Documents against the related Borrower.

4.	Advance Reserve Account. Servicer shall establish and maintain one or more accounts (collectively, the “Advance Reserve Account”), entitled “Bayview Loan Servicing, LLC, as servicer for Oriental Bank and Trust, as Owner.” Each Advance Reserve Account shall be established and maintained with Owner, or as an Eligible Account as permitted by Section 2.4(c) of the Agreement. The Servicer shall, from time to time, make withdrawals from the Advance Reserve Account for any of the following purposes: (i) to fund disbursements of principal to the Borrowers or other Persons with respect to Commercial Construction Loans in accordance with the Asset Documents; (ii) to reimburse the Servicer for any unreimbursed advances by Servicer for such disbursements; (iii) to withdraw any amounts deposited in error; and (iv) following the Termination Date with respect to all the Commercial Construction Loans, to clear and terminate the Advance Reserve Account.

5.	Funding of Advance Reserve Account. On the Transfer Date, Owner shall fund the Advance Reserve Account to the Advance Reserve Target Amount. In the event that amounts in the Advance Reserve Account are below the Advance Reserve Target Amount, the Servicer may withdraw an amount from the Custodial Account sufficient to meet the Advance Reserve Target Amount. In the event that there are insufficient funds in the Custodial Account to sufficiently fund the Advance Reserve Account, the Servicer may invoice the Owner (which invoice shall also include any supporting documentation in accordance with the Servicing Standard) and Owner shall transfer to the Servicer within ten (10) Business Days of receipt of such invoice for

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deposit in to the Advance Reserve Account the amount necessary to reach the Advance Reserve Target Amount. In the event Servicer funds any such advances with its own funds, such amounts shall be deemed to be Servicing Advances, recoverable as provided in the Agreement, and in addition shall be recoverable from the Advance Reserve Account, provided, however, that notwithstanding anything to the contrary in this Appendix or the Agreement, Servicer shall have no obligation to use its own funds for such purposes.

6.	Investment of Funds. Funds in each Advance Reserve Account may be invested only in Permitted Investments in accordance with Section 2.3(h) of the Agreement. Income with respect to such investments of funds in the Advance Reserve Account shall not be considered Ancillary Income. Such income may be retained in the Advance Reserve Account, but shall be for the sole account of Owner and shall be payable to Owner following the Termination Date. Owner shall be solely responsible for the amounts of any losses with respect to such investments.

7.	Nonperforming Loans. With respect to any Non Performing Commercial Construction Loan or Acquired Collateral obtained in connection with a Non Performing Commercial Construction Loan (which shall be subject to this Appendix): (a) Servicer shall not disburse any further advances of principal, other than as required by the Assets Documents, (b) Servicer shall prepare and provide to Owner for its approval a written plan for the continued servicing and administration of the Commercial Construction Loan and/or Acquired Collateral (“Asset Plan”), and (c) upon Owner’s approval of the applicable Asset Plan, shall service and administer the Commercial Construction Loan and/or Acquired Collateral in accordance with the Asset Plan. Owner shall promptly respond in writing to any requests for approval of the Asset Plan, and if Owner fails to respond in writing within five (5) Business Days of delivery of a proposed Asset Plan, such proposed Asset Plan shall be deemed to have been approved by Owner.

8.	Contractors and Others. Servicer shall administer the relationships with any contractors, architects, engineers, surveyors, consultants, inspectors or other Persons as required by the Asset Documents.

9.	Insurance. The Servicer shall use its reasonable efforts in accordance with the Servicing Standard to cause the related Borrower to maintain, and if the Borrower does not so maintain, shall itself maintain to the extent the Owner as holder has an insurable interest, any such insurance required to be maintained by the Borrower and in the amounts required under the relevant Asset Documents.

10.	Tax Reporting. The Servicer shall file required information returns (or extensions, if necessary), if any, with respect to the receipt of interest received in a trade or business, reports of foreclosures and abandonments of any Collateral and cancellation of indebtedness income with respect to any Collateral as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code and a copy thereof shall be sent to the Owner promptly after the filing thereof.

11.	Construction Defects. Servicer shall not be liable for any (i) improvements that are not constructed in accordance with the relevant plans and specifications, (ii) improvements that have not been constructed in accordance with all applicable laws, regulations, building codes, permits and licenses, or (iii) defects or deficiencies in any design or construction, funded by a Commercial Construction Loan, and Owner shall indemnify, defend, and hold harmless the Servicer, its officers, employees, agents and directors from any Damages, directly or indirectly resulting from or arising out of such improvements, design or construction.

12.	Servicing Fees.
a.	General. Servicer shall be entitled to a monthly base servicing fee with respect to each Commercial Construction Loan equal to one twelfth of the product of (i) eighty five and

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one-half basis points (.855%) and (ii) the outstanding principal balance of such Commercial Construction Loan. With respect to each Asset that is Acquired Collateral and each month until the disposition of such Acquired Collateral, Servicer shall be entitled to a monthly base servicing fee equal to one twelfth of the product of (i) eighty five and one-half basis points (.855%) and (ii) the unpaid principal balance of the related Loan as of the date such Acquired Collateral was acquired in respect of such Loan. Such fee shall be payable monthly in accordance with the Agreement, computed on the basis of: (i) with respect to each Commercial Construction Loan, the same beginning principal amount and period respecting which any related interest payment on such Commercial Construction Loan is computed, and (ii) with respect to each Asset that is Acquired Collateral, the unpaid principal balance of the related Loan as of the date such Acquired Collateral was acquired in respect of such Loan. Such fee shall not be prorated for any month.
b.	Incentive Fees:
     i. Servicer shall be entitled to an incentive fee (a “Non-Foreclosure Incentive Fee”) with respect to each (a) deed-in-lieu of foreclosure obtained by the Servicer, or (b) discounted liquidation of Mortgaged Property (or other Collateral) effectuated by the Servicer (a “Short Sale”), in connection with a defaulted Mortgage Loan. The Non-Foreclosure Incentive Fee shall be equal to one twelfth of the product of (x) the Loan Rate of the related Loan, and (y) the unpaid principal balance of the related Loan, both calculated as of the date such deed-in-lieu is obtained or the date on which such Short Sale proceeds are received in respect of the related Loan, as applicable. Such Non-Foreclosure Incentive Fee shall be payable on the Servicer Remittance Date immediately following the date on which such deed-in-lieu is obtained or the date on which such Short Sale proceeds are received, as applicable.
     ii. Capitalized terms used but not otherwise defined in this subsection shall have the meanings set forth in the Single Family Shared-Loss Agreement and the Commercial Shared-Loss Agreement (collectively, the “Loss Share Agreements”). At such time that at least ninety percent (90%) of the Shared-Loss Loans (which percentage shall be based upon the aggregate unpaid principal balance of all Shared-Loss Loans at such time in comparison to the aggregate unpaid principal balance of all Shared-Loss Loans serviced under the Agreement as of the date of this Appendix) are no longer covered under the Loss Share Agreements (the “Loss Share Incentive Determination Date”), Servicer shall be entitled to an incentive fee (the “Loss Share Incentive Fee”). The Loss Share Incentive Fee shall be equal to the product of (a) two percent (2%) and (b) the difference between the amount of the Projected Total Loss (defined below) and Five Hundred Thirty-Three Million and 00/100 Dollars ($533,000,000). The Projected Total Loss shall be an amount equal to the sum of (x) the aggregate amount of the Cumulative Loss Amounts under the Single Family Shared-Loss Agreement and the cumulative Shared-Loss Amounts under the Commercial Shared-Loss Agreement at the time of the Loss Share Incentive Determination Date, and (y) the estimated amount of Losses (as calculated under the Loss Share Agreements) for the remaining Shared-Loss Loans as mutually agreed by Owner and Servicer (the “Remaining Loss Amount”). If the amount of the Loss Share Incentive Fee is equal to $0 or is negative, then Servicer shall not receive a Loss Share Incentive Fee, nor shall Servicer be required to pay any amounts to Owner.
     In the event Owner and Servicer are unable to agree on the Remaining Loss Amount after having negotiated such matter, in good faith, for a fifteen (15) day period following the Loss Share Incentive Determination Date, then the Remaining Loss

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Amount shall be determined by an independent third party evaluator mutually selected by the Owner and Servicer, which party shall have such expertise in matters concerning calculations under the Loss Share Agreements as the parties agree is relevant. In the event Owner and Servicer are unable to agree on a mutually acceptable independent third party evaluator within twenty (20) days after the Loss Share Incentive Determination Date, then Owner and Servicer shall each select their own independent third party evaluator upon two (2) days’ written notice to the other party, whereupon the two (2) independent third party evaluators shall then select another neutral independent third party evaluator within ten (10) days thereafter. Within ten (10) days after the last to occur of the selection of a mutually acceptable third party evaluator by Owner and Servicer or the selection of the three member panel of independent third party evaluators as set forth above, the evaluator or evaluators, as applicable, shall determine the Remaining Loss Amount and provide the same in writing to the Owner and Servicer. Any determination by the evaluator(s) shall be conclusive and binding on the parties hereto and not be subject to further dispute.
     The Loss Share Incentive Fee shall be payable to Servicer on the Servicer Remittance Date immediately following the date on which the Remaining Loss Amount is determined (either by mutually agreement of the parties or otherwise). Furthermore, notwithstanding anything to the contrary contained in the Agreement or this Appendix, in the event the Agreement is terminated pursuant to Sections 5.2(b) or (c) of the Agreement after a date that is three (3) years after the date of this Appendix and prior to the Loss Share Incentive Determination Date, then the Loss Share Incentive Fee shall be deemed to be earned by Servicer as of the date of termination and shall become due and payable immediately following the date on which the Remaining Loss Amount is determined and shall be calculated in the manner set forth above after the Loss Share Incentive Determination Date. The terms of this subsection, as well as the remedies available as a result of breaches thereof, shall survive any termination of the Agreement.
c.	Termination Fees. The Termination Fees with respect to any Commercial Construction Loan, to the extent payable under the Agreement, shall be equal to: (i) if such termination occurs on or before a date that is one (1) year after the date of this Appendix, 12 times the average monthly base servicing fee paid since the date of this Appendix, or (ii) if such termination occurs after a date that is between one (1) and five (5) years after the date of this Appendix, the Servicing Fee paid during the prior 6-month period.
13.	Loss Share Agreement.
a.	Servicer’s obligation to provide Owner with information and services in order to facilitate Owner’s compliance with its obligations under the applicable Loss Share Agreement pursuant to Section 2.1(d) of the Agreement, and any other obligations of Servicer relating to such Loss Share Agreement set forth in the Agreement, shall require, mean and include only provision of the following information and services pertaining to that certain Commercial Shared-Loss Agreement (the “Commercial Shared-Loss Agreement”) attached as Exhibit 4.15B to the Purchase and Assumption Agreement by and between Owner and the FDIC (in its individual capacity and as receiver) dated as of April 30, 2010, in the form provided to Servicer on or prior to the date of this Appendix:
i.	To provide on or before the 10th Business Day of each month a “loan level download for all loans in the asset pool,” an “asset level download of commercial ORE,” and “a performance report on the outstanding commercial and other pool assets under loss share” as set forth on Exhibit 1 with respect to the “Shared-Loss Assets,” as defined therein, serviced by Servicer, to be used by Owner in its

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preparation of the “Quarterly Certificates,” as defined in Section 2.1(a) (Quarterly Certificates) of the Commercial Shared-Loss Agreement.
ii.	To manage, administer, and collect the “Shared-Loss Assets,” as defined therein, in accordance with the following sections of the Commercial Shared-Loss Agreement:
1.	Sections 3.2(a)(i) and (ii), except that Owner shall be responsible for all obligations relating to charge-offs and write downs;

2.	Section 3.2(a)(iii);

3.	Section 3.2(a)(v), provided the Servicer is only obligated to retain sufficient staff to perform its duties under the Agreement; and

4.	Section 3.5(a), provided that Servicer is also the servicer of the “Related Loan,” as such term is defined therein, and Servicer has actual knowledge that such other loan is a “Related Loan.”
b.	In addition, the provisions described in Section 13(a) above shall only apply with respect to a Commercial Construction Loan if it is a “Shared-Loss Loan,” as such term is defined in the of the Commercial Shared-Loss Agreement.

c.	Owner shall fully cooperate with Servicer and provide any necessary information, and cause applicable third parties to cooperate and provide any necessary information, as may be necessary or required in order for Servicer to provide the information and services as described in Section 13(a) above, including but not limited to the specific cooperation and information to be provided by Owner as described in Section 13(a) above.

d.	Servicer shall not be obligated to provide any additional information or services, or comply with any additional or revised provisions of the Commercial Shared-Loss Agreement without its prior written consent.
14.	Junior Lien Loans. The Servicer may charge off any junior lien Loan that is delinquent in excess of 180 days in accordance with the requirements of (i) the Commercial Shared-Loss Agreement, or (ii) as otherwise provided in the Owner’s examination criteria with respect to such charge-offs as provided by the Owner to the Servicer. Upon the occurrence of a full charge off of a Loan, the Servicer shall be entitled to discontinue the servicing of the related Loan and may remove such Loan from its servicing system and this Agreement. No Termination Fee shall be payable in respect of such removed Loan.

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     IN WITNESS WHEREOF, each party has caused this Appendix to be signed in its corporate name on its behalf by its proper officials duly authorized as of the day, month and year first above written.

Servicer: BAYVIEW LOAN SERVICING, LLC
By:
	Name:	Richard O’Brien
	Title:	President
	Address:	4425 Ponce de Leon Blvd., 5th Floor Coral Gables, Florida 33146 Tax Identification No.: 65-0925973

Owner: ORIENTAL BANK AND TRUST
By:
	Name:	Ganesh Kumar
	Title:	Chief Operating Officer
	Address:	Professional Office Park V Oriental Center, 10th Floor San Juan, PR 00926 Tax Identification No.: 66-0259436

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Asset Schedule
[SEE ATTACHED]